UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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1415 West 22nd Street
Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders
To Be Held on April 21, 2020

To the Stockholders of Federal Signal Corporation:
We look forward to your attendance virtually via the Internet, in person at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, IL 60523, or by proxy at the Annual Meeting of Stockholders of Federal Signal Corporation, a Delaware corporation (the “Company”). We will hold the Annual Meeting on Tuesday, April 21, 2020, at 8:30 a.m., local time, for the following purposes:

•	To elect eight directors;

•	To approve, on an advisory basis, the compensation of our named executive officers (“NEOs”);

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020; and

•	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors of the Company (the “Board”) has fixed the close of business on February 28, 2020, as the record date for the Annual Meeting. Only stockholders of record on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
The Board recommends that you vote “FOR ALL” the nominees for director proposed by the Board; “FOR” the advisory approval of our NEO compensation; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020.
Stockholders of record on the record date will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability, first mailed on March 12, 2020, contains instructions on how to access the proxy statement, this notice, and our 2019 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable.
To vote, please follow the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies. If you vote by telephone or Internet, you do not need to return a proxy card. If you are present at the Annual Meeting, you may vote your shares in person. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.
YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the Annual Meeting, please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting and save the extra expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2012 or email us at info@federalsignal.com.

By order of the Board of Directors,

DANIEL A. DUPRÉ, Corporate Secretary
March 12, 2020

EQUITY COMPENSATION PLAN INFORMATION	58
FUTURE STOCKHOLDER PROPOSALS	58
OTHER BUSINESS	58
APPENDIX A	A - 1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting. This summary does not contain all of the information that you should consider before voting.
GENERAL INFORMATION
Stock Symbol: FSS
Stock Exchange: New York Stock Exchange (“NYSE”)
Registrar and Transfer Agent:  Computershare Limited
State and Year of Incorporation:  Founded in 1901 and reincorporated in Delaware in 1969
Corporate Headquarters:  1415 West 22nd Street, Suite 1100, Oak Brook, Illinois 60523
Corporate Website:  www.federalsignal.com
ANNUAL MEETING
Time and Date: 8:30 a.m., local time, Tuesday, April 21, 2020
To Attend via the Internet: Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted to www.virtualshareholdermeeting.com/FSS2020. Stockholders may vote and submit questions while attending the Annual Meeting via the Internet.
To Attend in Person:  Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523
Record Date:  February 28, 2020
Common Shares Outstanding on Record Date: 60,720,054
Voting:  Each share of our common stock is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting.
ITEMS TO BE VOTED ON AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page
Proposal 1	Election of Eight Directors	For all nominees	12
Proposal 2	Advisory Vote to Approve the Compensation of our NEOs	For	55
Proposal 3	Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2020	For	57
The Board shall also transact any other business that may properly come before the Annual Meeting or adjournments or postponements thereof.
PROPOSAL 1: ELECTION OF EIGHT DIRECTORS
DIRECTOR NOMINEES

Name (1)(2)	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
Eugene J. Lowe, III (3)	52	2019	President and Chief Executive Officer (“CEO”), SPX Corporation	Yes	✓
Dennis J. Martin (4)	69	2008	Chairman and former CEO, Federal Signal Corporation	Yes
Patrick E. Miller	52	2018	President and CEO, Commercial Vehicle Group, Inc.	Yes	✓
Richard R. Mudge	74	2010	President, Compass Transportation and Technology, Inc.	Yes	✓	✓

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
William F. Owens	69	2011	Former Governor of Colorado	Yes		✓	Chair
Brenda L. Reichelderfer (5)	61	2006	Director of Tribus Aerospace and Moog, Inc.	Yes		Chair	✓
Jennifer L. Sherman	55	2016	President and CEO, Federal Signal Corporation	No
John L. Workman (6)	68	2014	Former CEO, Omnicare, Inc.	Yes	Chair	✓	✓

(1)	All nominees are current directors.

(2)	Each director attended at least 75% of the aggregate of all fiscal year 2019 meetings of the Board and each Committee on which he or she served.

(3)	Mr. Lowe joined the Audit Committee on February 18, 2019.
(4) The Board has determined that Mr. Martin is independent under the listing requirements of the NYSE because, among other things, he has not served as an employee of the Company for over three years. However, the governance guidelines of certain proxy advisory services and certain of the Company’s stockholders may not consider a former CEO to be independent. Therefore, the Board has appointed Brenda L. Reichelderfer to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chairman.

(5)	James E. Goodwin was Lead Independent Director until his retirement from the Board on April 30, 2019. Ms. Reichelderfer was appointed Lead Independent Director effective April 30, 2019.

(6)	Dr. Workman joined the Nominating and Governance Committee on April 30, 2019.
CORPORATE GOVERNANCE
Standing Board Committees (Meetings Held in Fiscal Year 2019): Audit (6); Compensation and Benefits (5); and Nominating and Governance (4)
Independent Directors Meet without Management: Yes
Separate Chairman and CEO: Yes
Staggered Board: No (all directors elected annually)
Director Retirement Age Limit: Yes (may not stand for election after attaining age 75 without a waiver from the Board)
Stockholder Rights Plan: No
Director and Officer Stock Ownership Guidelines: Yes, as published on our Corporate website, www.federalsignal.com
Policy Prohibiting Hedging, Short Sale and Pledging: Yes, pursuant to our Insider Trading Policy as published on our Corporate website, www.federalsignal.com
Recoupment Policy (Clawback): Yes
COMMITMENT TO SUSTAINABILITY
We operate under the highest principles that are designed to deliver results through customer focus, innovation, continuous improvement, teamwork and investing in our people. We operate in this manner because it is good business and because it is the right thing for our customers, employees, stockholders, and business partners and communities. Within our Environmental Solutions Group, our products are central to our customers’ infrastructure maintenance and environmental cleanup activities, and we continually innovate to improve our impact on the environment. Within our Safety and Security Systems Group, our products are designed to protect people and property.
We are dedicated to advancing the sustainability of our business through focused attention on three areas: environmental responsibility, social responsibility, and corporate governance.

Environmental Responsibility
We are proud of our long-standing commitment to human and environmental betterment. We make products that move material, clean infrastructure, and protect the communities where we work and live. Our environmental commitment is a three-pronged effort:

•	We will continue to participate actively in educating the public regarding environmental conservation;

•
We will continue to assess the impact of our manufacturing plants and products on the environment and the communities in which we live and operate with a goal of continuous improvement, and we expect the same of our suppliers; and

•	We will continue to partner with our customers to produce innovative solutions that address their needs for environmentally responsible products.
Social Responsibility
We employ approximately 3,600 people throughout 15 principal manufacturing facilities in five countries around the world. We thoughtfully consider and continuously recognize the impact we make on the people of these communities.
Our vision is to be indispensable to our customers by consistently delivering products of the highest quality available in the market, by providing training that reflects the importance of the safety of our customers and end-users, and by developing innovative products that deliver unparalleled performance and support sustainable resource consumption.
We strive to be recognized as a place people in our local communities want to work, by providing our employees with healthy and safe working conditions, training and continuing education, and by offering important work.
Finally, we aim to have healthy relationships with the towns and cities in which our businesses are located, demonstrating civic engagement through philanthropy, volunteering, and community development programs.
Our goal is to accomplish these objectives in ways that deliver value to our customers and stockholders.
Corporate Governance
As further highlighted throughout this proxy statement and on our website, our commitment to ethical business practices and strong and transparent corporate governance is of paramount importance to us. While our senior leadership team, led by Jennifer L. Sherman, our CEO, provides day-to-day management of our business strategies, the ultimate oversight of the Company rests with our Board. We seek a diversity of backgrounds, ideas and expertise when identifying Board nominees. Of our eight current directors and nominees:

•	50% have a tenure of more than seven years, with two directors serving for between three and six years, and two directors serving for less than two years;

•	The average age is 63 years;

•	25% are diverse (women or minorities); and

•	Seven are independent, with Ms. Sherman, our CEO, being the only director not considered independent.
Additional information on each our sustainability initiatives can be found on our website, at www.federalsignal.com/federal-signal-sustainability.
ENGAGEMENT WITH OUR STOCKHOLDERS
We actively engage with our stockholders on a regular basis. During 2019, members of the Company’s executive team:

•	Attended 14 investor conferences;

•	Participated in seven non-deal roadshows in cities across North America, meeting with investors at their offices;

•	Held more than 225 total discussions with stockholders and potential stockholders; and

•	Conducted a third-party investor perception study, allowing us to gain direct and actionable information that we can use to enhance the effectiveness of our investor relations activities.
FISCAL YEAR 2019 HIGHLIGHTS
During 2019, the Company continued to focus on executing against its key long-term objectives, including the following:

•	Creating disciplined growth;

•	Improving manufacturing efficiencies and costs;

•	Leveraging invested capital; and

•	Diversifying our customer base.
Highlights of the Company’s achievement against these objectives in 2019 include the following:

•
On July 1, 2019, we completed the acquisition of substantially all of the assets and operations of Mark Rite Lines Equipment Company, Inc. (“MRL”), a U.S. manufacturer of truck-mounted and ride-on road-marking and line-removal equipment, including its wholly-owned subsidiary HighMark Traffic Services, Inc. The combination of MRL with the businesses in our Environmental Solutions Group, extends our platform providing municipal and industrial customers with a complete suite of maintenance and infrastructure equipment and supporting solutions.

•	On a consolidated basis, we reported a 110-basis point year-over-year improvement in our adjusted EBITDA* margin, delivering returns towards the high end of our target range.

•
Both our Environmental Solutions Group and our Safety and Security Systems Group reported improvement in net sales and earnings, delivering adjusted EBITDA margins* at or above the high end of our target ranges.

•
We have continued to focus on new product development and are encouraged that these efforts will provide additional opportunities to further diversify our customer base, penetrate new end-markets or gain access to new geographic regions.

•
Our eighty-twenty improvement (“ETI”) initiatives remain a critical part of our culture and we continue to focus on reducing product costs and improving manufacturing efficiencies across all our businesses.

•
On July 30, 2019, we refinanced our credit agreement, increasing our revolving credit facility to $500 million, with the potential to increase the facility by an additional $250 million for acquisitions. The new five-year facility also includes improved pricing and more favorable terms compared to the prior agreement.

•
With our strong balance sheet, positive operating cash flow and increased capacity under our new revolving credit facility, we are well positioned to continue to invest in internal growth initiatives, pursue strategic acquisitions and consider ways to return value to stockholders.

•
During the year, we announced the expansion of our Vactor production facility in Streator, Illinois. We are making good progress on the building construction and our efforts to hire up to 90 new employees at the facility.

•
During the year, we demonstrated our commitment to returning value to stockholders by paying cash dividends of $19.3 million in 2019, increased from $18.7 million in 2018, and spending $1.0 million repurchasing shares under our authorized repurchase program.

Our consolidated financial results in 2019 reflected year-over-year improvement in many areas, driven by both organic growth initiatives and benefits from our recent acquisitions:

•	Net sales for the year ended December 31, 2019 increased by $131.8 million, or 12%, to $1,221.3 million, with organic sales growth of approximately 8%.

•	Operating income for the year ended December 31, 2019 increased by $25.6 million, or 21%, to $147.1 million.

•
Adjusted EBITDA* for the year ended December 31, 2019 was $191.3 million, up $32.7 million, or 21%, and our adjusted EBITDA margin* for the year ended December 31, 2019 was 15.7%, up from 14.6% in 2018.

•
Income from continuing operations for the year ended December 31, 2019 was $108.4 million, up $14.7 million, or 16%, from $93.7 million in the prior year. This equated to diluted earnings per share (“EPS”) of $1.76, up 15% from $1.53 per share last year.

•
Adjusted income from continuing operations* for the year ended December 31, 2019 was $110.1 million, up $24.1 million, or 28%, from $86.0 million in the prior year. This equated to diluted adjusted EPS* of $1.79, up 27% from $1.41 per share last year.

•	Cash flow from continuing operating activities for the year ended December 31, 2019 was $103.4 million, an increase of $10.6 million, or 11%.

•	Total orders for the year ended December 31, 2019 were $1,269.0 million, an increase of $95.8 million, or 8%.

•	Our consolidated backlog at December 31, 2019 was $386.9 million, up $49.2 million, or 15%, from $337.7 million at December 31, 2018.
* As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measure in Appendix A.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NEOs
Key Elements of our 2019 Executive Compensation Program:

Compensation Elements	Performance Based	Primary Financial Metric(s)	Terms
Base Salary		N/A	Assessed annually based on individual performance and market data to ensure we attract and retain highly qualified executives.
Short-Term Incentive Bonus (Cash)	✓	Earnings and EBITDA Margin	Annual cash awards designed to incentivize executives to achieve Company and individual objectives.
Achievement of financial targets weighted 70%.
Achievement of individual objectives weighted 30%.
Designed to pay out between 0% and 200% of bonus opportunity based on financial and individual performance.
Capped at a maximum of 200% of bonus opportunity.
Long-Term Incentive Bonus (Equity) (1)			Annual equity awards link long-term financial interests of executives to those of our stockholders.
• Performance Share Units (“PSUs”)	✓	Earnings Per Share from Continuing Operations and Return on Invested Capital (“ROIC”)	PSUs are earned only if the threshold is met during a three-year performance period. Any earned shares vest at the end of the performance period.
• Stock Options (2)		Stock Price	Stock options only have value if share price increases over grant date value. Stock options vest ratably over three years.
• Restricted Stock		N/A	Restricted stock awards cliff vest over three years.
Indirect Compensation		N/A	Includes access to the same health and welfare and retirement plans available to other eligible employees.

(1)
For 2019, long-term equity incentive awards granted to executives in connection with the annual grant were split between PSUs (50%), non-qualified stock options (25%), and time-based restricted stock (25%). Our Compensation and Benefits Committee maintains the discretion and flexibility to grant additional equity-based incentives on a case-by-case basis, in accordance with our compensation philosophy.

(2)	In our view, stock options are inherently at-risk because they only have value if our share price increases over the grant date value.
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020
Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2013. Our Board has accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP to serve in this same role for fiscal year 2020.

1415 West 22nd Street
Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders
To Be Held on April 21, 2020
GENERAL INFORMATION
Our Board is soliciting your proxy for use at the Annual Meeting of Stockholders to be held on Tuesday, April 21, 2020, at 8:30 a.m., local time. Stockholders may attend the Annual Meeting virtually via the Internet, in person at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, IL 60523, or by proxy. Whenever we refer in this proxy statement to the “Annual Meeting” we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The purpose of the Annual Meeting is:

1.	To elect eight directors;

2.	To approve, on an advisory basis, the compensation of our NEOs;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020; and

4.	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
This year we are again furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing copies to each stockholder, in order to save costs and reduce the environmental impact of our Annual Meeting. On March 12, 2020, we mailed a Notice of Internet Availability to our stockholders. The Notice of Internet Availability contains instructions on how to access this proxy statement, the Notice of Annual Meeting to Stockholders and our 2019 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability to request a printed copy. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable. Printed copies were first mailed on or around March 12, 2020.
Voting Your Shares
Only stockholders owning shares of our common stock on February 28, 2020, the “record date,” are entitled to vote. Each stockholder will be entitled to one vote for each share owned on the record date for each of the eight directorships and on each other matter presented at the Annual Meeting. On the record date, there were 60,720,054 shares of our common stock issued and outstanding.
You may vote on the above matters in the following ways:

•
Before the Annual Meeting, by Telephone or via the Internet: You may vote by telephone or via the Internet by following the instructions included in the Notice of Internet Availability and in these proxy materials;

•	By Written Proxy: If you received a printed copy of the proxy materials, you may vote by written proxy by signing, dating and returning the proxy card in the postage-paid envelope provided; or

•
At the Annual Meeting via the Internet: Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted to www.virtualshareholdermeeting.com/FSS2020. Stockholders may vote and submit questions while attending the Annual Meeting via the Internet.

•
At the Annual Meeting in Person: If you are a stockholder of record, you may vote in person at the Annual Meeting. You are a stockholder of record if your shares are registered in your name. If your shares are in the name of your broker or bank, your shares are held in “street name” and you are not a stockholder of record. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you will need to contact your broker or bank to obtain a legal proxy allowing attendance at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring proper identification and proof of ownership of your shares.

Our Amended and Restated By-Laws (“By-Laws”) provide that a majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count: (i) all shares that are voted on any proposal; and (ii) all shares that are designated as “withholding” authority to vote for a nominee or nominees or “abstaining” from any proposal, as shares represented at the Annual Meeting.
If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for all” of the eight director nominees named on the proxy card, “for” the advisory approval of the compensation of the Company’s NEOs, and “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020.
If you hold your shares in more than one account, you will receive a Notice of Internet Availability for each account. To ensure that all of your shares are voted, please vote by telephone or via the Internet for each account or, if you have requested printed materials, sign, date and return a proxy card for each account in the postage-paid envelope provided.
Broker Non-Votes
Under the rules governing brokers who have record ownership of shares they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client. However, a broker cannot exercise its discretion to vote shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the Annual Meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” Only Proposal 3 is a routine matter; Proposals 1 and 2 are non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions to your broker as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. Your vote is important! We urge you to provide instructions to your broker so that your votes may be counted.
Votes Required
Our By-Laws provide that in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” a director exceed the “withhold” votes cast with respect to such director nominee’s election (Proposal 1). Pursuant to our Corporate Governance Guidelines, each director must, as a condition to being nominated, tender an advance irrevocable contingent resignation to the Nominating and Governance Committee. If the director does not receive more total votes cast “for” his or her election than total “withhold” votes cast, the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, may accept that director’s previously tendered contingent resignation. The Board will take action within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
The affirmative vote of a majority of the votes cast will be required for:

•	The approval, on an advisory basis, of the compensation of our NEOs (Proposal 2); and

•	The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020 (Proposal 3).
In tabulating the voting results for Proposals 1 and 2, shares that constitute broker non-votes are not considered votes cast on that proposal. For all Proposals, abstentions are not considered votes cast and are disregarded.
Shares Held in the Federal Signal Corporation Retirement Savings Plan (the “Retirement Savings Plan”)
Our Retirement Savings Plan held 782,719 shares of our common stock in the name of Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the Retirement Savings Plan, as of February 28, 2020. If you are a participant in our Retirement Savings Plan, you will also receive a Notice of Internet Availability with respect to shares held on your behalf in the Retirement Savings Plan. If no proper voting direction is received, Vanguard, in its capacity as the Retirement Savings Plan Trustee, will vote your shares held in the Retirement Savings Plan in the same proportion as votes received from other participants in the Retirement Savings Plan.
Revocability of Proxy
You may revoke your proxy at any time before it is voted by:

•	Voting by telephone or via the Internet on a later date, or delivering a later-dated proxy card if you requested printed proxy materials, prior to or at the Annual Meeting;

•	Filing a written notice of revocation with our Corporate Secretary; or

•	Attending the Annual Meeting either via the Internet or in person and voting your shares (Note: attendance alone at the Annual Meeting will not revoke a proxy).

Manner of Solicitation and Solicitation Costs
We will pay the costs of proxy solicitation for the Annual Meeting. Proxies may be solicited by correspondence, electronically, telephone, mail or otherwise. Our directors, officers and employees may solicit proxies but they will not receive any extra compensation for these services. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding proxy materials to beneficial owners. We do not intend to retain professional proxy solicitation assistance, but we may utilize professional services in the future.
Stockholder Questions
If you have any questions about the Annual Meeting, please submit them to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call our Corporate Secretary at 630-954-2012. If you would like to receive printed copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.
OWNERSHIP OF OUR COMMON STOCK
Common stock is our only class of voting securities. The following table identifies beneficial owners, of which we are aware, that hold more than five percent of our common stock as of February 28, 2020.
Beneficial Owners of More than Five Percent of Our Common Stock

Name	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock (1)
BlackRock, Inc.	9,126,060	(2)	15.0%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	3,869,975	(3)	6.4%
100 Vanguard Blvd.
Malvern, PA 19355
Dimensional Fund Advisors LP	3,714,356	(4)	6.1%
Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	Based on 60,720,054 shares of common stock issued and outstanding as of February 28, 2020.

(2)
Based solely on a Schedule 13G (Amendment No. 12) filed with the Securities and Exchange Commission (“SEC”) on February 4, 2020, in which BlackRock, Inc. reported that, as of December 31, 2019, it had sole voting power over 9,005,950 shares and sole dispositive power over 9,126,060 shares.

(3)
Based solely on a Schedule 13G (Amendment No. 2) filed with the SEC on February 12, 2020, in which The Vanguard Group reported that, as of December 31, 2019, it had sole voting power over 121,765 shares, shared voting power over 11,519 shares, sole dispositive power over 3,744,310 shares, and shared dispositive power over 125,665 shares.

(4)
Based solely on a Schedule 13G (Amendment No. 7) filed with the SEC on February 12, 2020, in which Dimensional Fund Advisors LP reported that, as of December 31, 2019 it had sole voting power over 3,554,182 shares and sole dispositive power over 3,714,356 shares in its capacity as an investment adviser registered under the Investment Advisors Act of 1940 to four investment companies and as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.

Stock Ownership of Directors and Management
The following table sets forth the beneficial ownership of our common stock held by each of our directors and NEOs individually and as a group as of February 28, 2020.

Name (1)	Amount and Nature of Beneficial Ownership (2)(3)	Percent of Outstanding Common Stock (4)
Daniel A. DuPré	103,248	*
Robert E. Fines	5,868	*
Ian A. Hudson	47,089	*
Eugene J. Lowe, III. (5)	4,552	*
Dennis J. Martin (5)	1,122,040	1.8%
Patrick E. Miller (5)	4,821	*
Richard R. Mudge (5)	50,635	*
William F. Owens (5)	71,691	*
Brenda L. Reichelderfer (5)	77,522	*
Jennifer L. Sherman	819,022	1.3%
Mark D. Weber	16,901	*
John L. Workman (5)	45,338	*
All Directors and Executive Officers as a Group (14 persons) (6)	2,422,463	3.9%

(1)	All of our current directors and officers use our Company address: 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

(2)
Totals include shares subject to stock options exercisable within 60 days of February 28, 2020 as follows: Mr. DuPré, 43,530; Mr. Fines, 2,092; Mr. Martin, 910,489; Ms. Sherman, 444,144; Mr. Weber, 5,812; and Dr. Workman, 5,000. All directors and executive officers as a group hold stock options exercisable within 60 days of February 28, 2020 with respect to 1,435,650 shares. Totals for Ms. Sherman also include 55,453 shares held in our Retirement Savings Plan.

(3)
Totals do not include restricted stock units that are vested but for which delivery has been deferred at the election of the director, as follows: Mr. Martin, 5,590; Dr. Mudge, 37,043; and Mr. Owens, 23,552.

(4)
Based upon 60,720,054 shares of common stock issued and outstanding as of February 28, 2020 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of February 28, 2020. The use of “*” denotes percentages of less than 1%.

(5)	Denotes non-employee director. Mr. Lowe was appointed as a director on February 18, 2019.

(6)
The information contained in this row of the table is based upon information furnished to us by the named individuals above, our other Section 16 Officers, and from our records. Each director and officer claims sole voting and investment power with respect to the shares listed above.

PROPOSAL 1
ELECTION OF EIGHT DIRECTORS
In accordance with the recommendation of the Nominating and Governance Committee, our Board has nominated the following eight individuals for election at the Annual Meeting to hold office for one year or until their successors are elected and qualified: Eugene J. Lowe, III., Dennis J. Martin, Patrick E. Miller, Richard R. Mudge, William F. Owens, Brenda L. Reichelderfer, Jennifer L. Sherman and John L. Workman. All director nominees are incumbent members of our Board.
Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies will vote your proxies for such other nominee(s) as the Nominating and Governance Committee may nominate to provide for a full Board.
The Board recommends a vote “FOR ALL” nominees for director proposed by the Board.
Information Regarding Directors and Nominees
On an annual basis, the Nominating and Governance Committee reviews with our Board the applicable skills and characteristics required of Board nominees and recommends nominees to the Board. The Nominating and Governance Committee is comprised solely of independent members of our Board.
When identifying nominees, the Nominating and Governance Committee considers: (i) current Board composition; (ii) past performance for existing director nominees; (iii) the Company’s objectives and position; and (iv) the qualifications and qualities of individual candidates. Characteristics with particular relevance and weight include core competencies, experience, independence, level of commitment, integrity, high personal and professional ethics, personal accomplishment, understanding of our business, gender, age and ethnic diversity. The Nominating and Governance Committee may also engage a third party to assist in identifying potential director nominees.
The Nominating and Governance Committee believes that the current directors and nominees meet its objectives for identifying nominees, as summarized below:

•	50% of our directors and nominees have a tenure of more than seven years, with two directors serving for between three and six years, and two directors serving for less than two years;

•	The average age of our directors and nominees is 63 years;

•	25% of our directors and nominees are diverse (women or minorities); and

•	Seven of our directors and nominees are independent, with Ms. Sherman, our CEO, being the only director not considered independent.
For additional information on each of our directors and nominees, set forth below are their respective biographical summaries, along with a description of the key qualifications and relevant experience that led the Board to conclude that he or she is well-qualified to serve as a member of our Board.

Mr. Lowe has served as President and CEO and a director of SPX Corporation (“SPX”) (NYSE: SPXC) since September 2015. SPX is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, detection and measurement, and engineered solutions markets. He was appointed an officer of SPX in 2014 and previously served as Segment President, Thermal Equipment and Services, from 2013 to 2015; President, Global Evaporative Cooling, from 2010 to 2013; and Vice President of Global Business Development and Marketing, Thermal Equipment and Services, from 2008 to 2010. Prior to joining SPX, Mr. Lowe held positions with Milliken & Company, Lazard Technology Partners, Bain & Company, and Andersen Consulting.

Eugene J. Lowe, III	Key Qualifications:

Director since February 2019	• Current public company CEO with vast experience in operations
• Expertise in strategic planning and marketing
• Extensive business development experience
Committees:
• Audit (effective February 18, 2019)

Age: 52

Mr. Martin was named Chairman of the Board on January 1, 2017. He previously served as our Executive Chairman beginning in January 2016, and as our President and CEO from October 2010 through December 2015. Mr. Martin has been a member of our Board since March 2008. Prior to becoming our President and CEO, Mr. Martin served as an independent business consultant to manufacturing companies. Mr. Martin served as a director of Essendant Inc. (formerly NASDAQ: ESND), a leading supplier of workplace essentials, from July 2016 to January 2019. From May 2001 to August 2005, Mr. Martin was the Chairman, President and CEO of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment (formerly NASDAQ: GBND), until its acquisition by Acco World Brands. Mr. Martin served as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), from July 2000 to May 2016. Mr. Martin served on the Board of Directors of Coleman Cable, Inc. (“Coleman”), a manufacturer and innovator of electrical and electronic wire and cable products (formerly NASDAQ: CCIX), from February 2008 until February 2014 when Coleman was purchased by Southwire Company. Mr. Martin also served on the Board of Directors of A. O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.

Dennis J. Martin

Director since March 2008
Key Qualifications:

Committees: None	• Expertise in manufacturing and business process engineering
• Accomplished sales strategist
• In-depth knowledge of our Company and its operations as our former President and CEO
Age: 69

Mr. Miller has served as President and CEO and a director of Commercial Vehicle Group, Inc. (“CVGI”), a leading supplier of a full range of cab related products and systems for the global commercial vehicle market (NYSE: CVGI), since November 2015. Mr. Miller joined CVGI in 2005, serving in a number of different executive positions prior to his appointment as CEO, including President of CVGI’s Global Truck & Bus Segment, Senior Vice President & General Manager of Aftermarket, Senior Vice President of Global Purchasing, Vice President of Global Sales, Vice President & General Manager of North American Truck and Vice President & General Manager of Structures. Prior to joining CVGI, Mr. Miller held engineering, sales, and operational leadership positions with Hayes Lemmerz International, Alcoa, Inc. and ArvinMeritor.

Patrick E. Miller	Key Qualifications:

Director since December 2018	• Current public company CEO with vast experience in operations
• Extensive engineering experience
• Expertise in sales and marketing
Committees:
• Audit

Age: 52

Dr. Mudge is President of Compass Transportation and Technology Inc., a private economic and financial consulting firm, a position he has held since December 2013. Dr. Mudge previously served as the Vice President of the U.S. Infrastructure Division of Delcan Corporation from 2002 until December 2013 and he had served on the Board of Directors of Delcan’s U.S. subsidiary from 2005 until December 2013. Dr. Mudge previously served as President of the transportation subsidiary of U.S. Wireless Corporation, from April 2000 to December 2001, and as Managing Director of Transportation for Hagler Bailly, Inc., a worldwide provider of management consulting services to the energy and network industries (formerly NASDAQ: HBIX), from 1998 to 2000. In 1986, Dr. Mudge co-founded Apogee Research Inc. (“Apogee”), an infrastructure consulting firm, and served as its President until 1995 and then as its Chairman of the Board from 1995 until 1997, when Apogee merged with Hagler Bailly. Dr. Mudge also worked for the Congressional Budget Office from 1975 to 1986 where he became Chief of the Public Investment Unit and for the Rand Corporation where he served as Director of Economic Development Studies from 1972 to 1975.

Richard R. Mudge
Key Qualifications:
Director since April 2010
• Expertise across multiple facets of the transportation industry
Committees:	• Leadership in technology, finance, business, government policy and research
• Audit	• Experience growing businesses
• Compensation and Benefits

Age: 74

Mr. Owens has served on the Board of Directors of High Point Resources (formerly Bill Barrett Corporation), an independent oil and gas company (NYSE: HPR), since May 2010. From January 2010 to October 2019, Mr. Owens served on the Board of Directors of Cloud Peak Energy, Inc., a sub-bituminous steam coal producer (formerly NYSE: CLD). Mr. Owens served on the Board of Directors of Key Energy Services, Inc. an oil well services company (OTC: KEGX) from January 2007 to December 2016. Since April 2013, Mr. Owens has served as the Chairman of the Supervisory Board of the Credit Bank of Moscow, an investor-owned bank headquartered in Moscow. Mr. Owens serves as a Senior Director of government law and policy at Greenberg Traurig, LLP, an international law firm. Mr. Owens served as Governor of Colorado from 1999 to 2007. Prior to that, he served as Treasurer of Colorado (1995-1999) and as a member of the Colorado Senate (1989-1995) and the Colorado House of Representatives (1983-1989).

William F. Owens	Key Qualifications:

Director since April 2011	• Extensive experience in international business
• Management expertise across a broad range of industries
Committees:	• Distinguished government background
• Nominating and Governance (Chair)
• Compensation and Benefits

Age: 69

Ms. Reichelderfer was elected Lead Independent Director of the Board effective April 30, 2019, and has served as a director since October 2006. Ms. Reichelderfer also serves on the Board of Directors of Tribus Aerospace (“Tribus”), an aerospace components manufacturing group owned by a private equity firm, a position she has held since November 2017. From February through July 2018, Ms. Reichelderfer served as Interim CEO of Tribus while it searched for a new leader. Ms. Reichelderfer serves on the Board of Directors of Hermetic Solutions Group, a military/aerospace component supplier owned by a private equity firm, a position she has held since February 2019. Since January 2016, she has served on the Board of Directors of Moog Inc., a designer and manufacturer of precision motion and fluid control systems for aerospace, defense and industrial markets worldwide (NYSE: MOG-A). From July 2008 to December 2017, she was Senior Vice President and Managing Director of TriVista Business Group. From June 2011 to April 2017, Ms. Reichelderfer served on the Board of Directors of Meggitt PLC, a global defense and aerospace firm, the shares of which are listed on the London Stock Exchange (LSE: MGGT). From April 2010 to June 2014, she served on the Board of Directors of Wencor Group LLC, an aerospace distribution business owned by a private equity firm. Until May 2008, Ms. Reichelderfer was Group President (from December 1998), Senior Vice President (from December 2002) and Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Inc., a global engineering and manufacturing company (NYSE: ITT).

Brenda L. Reichelderfer

Director since October 2006

Key Qualifications:

Committees:	• Expertise in growing industrial and aerospace businesses
• Compensation and Benefits (Chair)	• Extensive experience in operations, innovation and new product development
• Significant international business experience
• Nominating and Governance

Age: 61

Ms. Sherman was appointed President and CEO of our Company on January 1, 2016, and joined our Board on the same date. Prior to that, she served as our COO from April 2014 through December 2015, Chief Administrative Officer from October 2010 to April 2014 and General Counsel from March 2004 to November 2015. Ms. Sherman has been an employee of our Company since 1994.  She also serves on the Board of Directors of Franklin Electric Co., Inc., a global water and fueling system manufacturer (NASDAQ: FELE), a position she has held since January 2015.

Jennifer L. Sherman	Key Qualifications:

Director since January 2016	• In-depth understanding of our Company and its industry
• Extensive experience across a broad range of areas, including finance, legal, compliance, governance and business operations

Committees: None

Age: 55

Dr. Workman retired in June 2014 as CEO of Omnicare, Inc., a healthcare services company specializing in the management of pharmaceutical care in 47 states, a position he had held since June 2012 (formerly NYSE: OCR). From February 2011 to June 2012, he was Omnicare's President and Chief Financial Officer (“CFO”) and held the position of Executive Vice President and CFO from November 2009 until February 2011. Dr. Workman also served on the Board of Directors of Omnicare, Inc. from September 2012 to June 2014. From September 2004 to November 2009, Dr. Workman served as Executive Vice President and CFO of HealthSouth Corporation (now Encompass Health Corporation) (NYSE: EHC)), a provider of inpatient rehabilitation services in the U.S. Dr. Workman held the positions of CEO (from February 2003 to April 2004), COO (from October 2002 to February 2003), and CFO (from August 1998 to October 2002) of U.S. Can Corporation (formerly NYSE: USC), a manufacturer of aerosol and general line cans sold in the U.S., Europe and South America. Dr. Workman has been a member of the Board of Directors of Agiliti Health, Inc. (formerly Universal Hospital Services, Inc.) (“Agiliti”), a private company that provides technology and medical equipment to the healthcare industry services, since November 2014 and was Agiliti’s non-Executive Chairman of the Board until April 2015. Since July 2015, Dr. Workman serves as a director of CONMED Corporation (NASDAQ: CNMD), an international manufacturer of equipment and disposables for orthopedic and other general lines of surgery. He has also served as a director of Care Capital Properties, Inc. (formerly NYSE: CCP), a healthcare REIT, from August 2015 until the company’s merger with Sabra Health Care Reit (NASDAQ: SBRA). Dr. Workman is a Certified Public Accountant (inactive).

John L. Workman

Director since February 2014

Committees:
• Audit (Chair)
• Compensation and Benefits
• Nominating and Governance (effective April 30, 2019)	Key Qualifications:

• Broad-based executive and leadership experience in a variety of businesses and disciplines

• Financial expertise
Age: 68	• Executive experience with focus on optimizing capital structure

INFORMATION CONCERNING THE BOARD
Board Leadership Structure and Role in Risk Oversight
We separate the roles of CEO and Chairman of the Board. Separating these positions allows our CEO to focus on the day-to-day leadership and performance of our Company while allowing our Chairman to lead our Board in its fundamental role of providing advice to and oversight of management. The independent Board members have also elected a Lead Independent Director who serves as principal liaison between the CEO and the independent directors, approves agendas for Board meetings, chairs meetings of the independent directors in executive sessions and provides independent governance oversight of management. Our Board believes that separating the roles of CEO and Chairman, with an independent director serving as Lead Independent Director, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s current circumstances and to advance the interests of all stockholders.
Our Board has overall responsibility for the oversight of risk management. Day-to-day risk management is the responsibility of management, which has implemented the Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company faces. Enterprise Risk Management is administered by our Company officers and is discussed and reviewed by our executive management. Our Internal Audit function is responsible for monitoring the program.
Our Board, either as a whole or through its Committees, regularly discusses with management: (i) our major risk exposures; (ii) the potential impact of such exposures on our Company; and (iii) the steps we take to monitor, control and remediate such exposures. In addition, the Board receives an annual overview of significant risks along with risk mitigation plans.
While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Nominating and Governance Committee focuses on the management of risks associated with Board organization, membership and structure, as well as the organizational and governance structure of our Company.
Attendance at Board and Committee Meetings
During fiscal year 2019, our Board held six meetings, the Audit Committee held six meetings, the Compensation and Benefits Committee held five meetings and the Nominating and Governance Committee held four meetings. Our Corporate Governance Guidelines require regular attendance by our directors at Board meetings and their respective Committee meetings. With the exception of Mr. Goodwin, who was not running for re-election in 2019, all directors who served in 2019 attended our Annual Meeting and at least 75% of our Board meetings and their respective Committee meetings.
Independence of Members of the Board
The Board has determined that all of its directors, other than Ms. Sherman, qualify as independent. In making this determination, the Board considered the tests for determining the independence of directors set forth in Section 303A.02 of the NYSE Listed Company Manual. The Board also reviewed information provided by the directors and nominees in questionnaires and other certifications concerning their relationships to our Company (including relationships of each director’s immediate family members and other associates to our Company).
Committees of the Board
Pursuant to our By-Laws, we have established standing Board Committees, including: (i) Audit; (ii) Compensation and Benefits; and (iii) Nominating and Governance. The Board has determined that all of the members of these Committees are independent as defined under applicable NYSE and SEC rules. The Board has adopted a charter for each Committee to comply with the requirements of the NYSE and applicable law, copies of which are available on our website at www.federalsignal.com.

Current Committee Membership

Name	Audit	Compensation and Benefits	Nominating and Governance
Eugene J. Lowe, III. (1) (2)	✓	—	—
Dennis J. Martin	—	—	—
Patrick E. Miller (2)	✓	—	—
Richard R. Mudge	✓	✓	—
William F. Owens	—	✓	Chair
Brenda L. Reichelderfer	—	Chair	✓
Jennifer L. Sherman	—	—	—
John L. Workman (2) (3)	Chair	✓	✓

(1)	Mr. Lowe joined the Audit Committee on February 18, 2019.

(2)	The Board has determined that each of Messrs. Lowe and Miller and Dr. Workman qualifies as an “audit committee financial expert” as defined by the SEC.

(3)	Dr. Workman joined the Nominating and Governance Committee on April 30, 2019.
Audit Committee
The Audit Committee is responsible for monitoring:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	Our compliance with legal and regulatory requirements, including our Policy for Business Conduct for all employees and Code of Ethics for our CEO and senior officers.
In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including our Director of Internal Audit, Corporate Controller, CFO, Chief Compliance Officer (“CCO”) and independent auditor. The Audit Committee has the sole authority to appoint or replace our independent auditor, and is directly responsible for overseeing its work and determining its compensation. The Audit Committee also considers and approves the performance of non-audit services by our independent auditor, taking into consideration the effect that the performance of non-audit services may have upon our auditor’s independence. None of the Audit Committee members serves on more than three audit committees of publicly traded companies (including our Company).
Compensation and Benefits Committee
The Compensation and Benefits Committee is responsible for formulating and overseeing effective implementation of our compensation and benefits philosophy. This Committee sets compensation objectives, determines the components of compensation and establishes and evaluates performance goals for our executive officers. The functions of this Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis.”
The Compensation and Benefits Committee recently conducted a compensation risk assessment of the various elements of our Company’s overall compensation programs, including incentive compensation programs. The Committee reviewed current and evolving best practice guidance and our compensation programs and policies, including appropriate internal controls to mitigate and reduce risk. The Committee concluded that our compensation programs and policies are in accordance with best practices and do not create excessive and unnecessary risk. The Company and the Committee strive to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to best practices and risk.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending guidelines to the Board for corporate governance, including the structure and function of our Board, its Committees and the management of our

Company. This Committee also identifies and recommends nominees for election to our Board and advises the Board regarding appropriate director compensation.
Stockholders may recommend individuals to the Nominating and Governance Committee to be considered as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s Annual Meeting. Such recommendations must be accompanied by the specific information required by our By-Laws, including but not limited to: (i) the name and address of the nominee; (ii) the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee; and (iii) an SEC appropriate consent by the nominee to serve as a director if elected. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, please send a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. The Nominating and Governance Committee will consider stockholder nominees on the same basis as other nominees.
The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board. Under our Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 75 without a waiver from the Board; (ii) if he or she serves on more than five boards of publicly traded companies; or (iii) if he or she is the CEO of a publicly traded company and serves on more than three boards of publicly traded companies.
Pursuant to our director resignation policy contained in our Corporate Governance Guidelines, each director nominee must, as a condition to being nominated, tender an advance irrevocable contingent resignation to the Nominating and Governance Committee. If the director does not receive more total votes cast “for” his or her election than total “withhold” votes cast, the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, may accept that director’s previously tendered contingent resignation. The Board will take action on the Committee’s recommendation within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
Director Compensation in the Last Fiscal Year
The following table details the compensation provided to each non-employee director for fiscal year 2019. Our President and CEO, Ms. Sherman, did not receive any additional compensation for her service on our Board in 2019.
Non-Employee Director Compensation in Fiscal Year 2019

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Other Compensation	Total
James E. Goodwin (3)	$33,417	$—	$—	$—	$33,417
Eugene J. Lowe, III. (4)	$63,997	$100,000	$—	$—	$163,997
Dennis J. Martin (5)	$120,000	$120,000	$—	$1,500	$241,500
Patrick E. Miller (6)	$74,005	$100,000	$—	$—	$174,005
Richard R. Mudge	$80,000	$100,000	$—	$—	$180,000
William F. Owens	$84,500	$100,000	$—	$—	$184,500
Brenda L. Reichelderfer (7)	$101,805	$100,000	$—	$—	$201,805
John L. Workman (8)	$96,038	$100,000	$—	$—	$196,038

(1)
Each non-employee director is issued a stock award annually. The annual award is determined by dividing the grant date value of the equity award (i.e., in 2019, $120,000 in the case of our Chairman and $100,000 for all other non-employee directors) by the closing price of our common stock on the grant date. Amounts stated reflect the grant date fair value computed in accordance with Accounting Standards Codification 718 “Compensation — Stock Compensation” (“ASC 718”). The following awards were granted to non-employee directors on April 30, 2019, at a closing share price of $28.77: 4,172 shares of common stock to Mr. Martin as Chairman; 3,476 shares of common stock to Ms. Reichelderfer as Lead Independent Director; and 3,476 shares of common stock to each of Messrs. Lowe and Miller and Dr. Workman. Dr. Mudge and Mr. Owens received 3,476 deferred shares in the form of restricted stock units. As of December 31, 2019, each non-employee director held the following aggregate number of shares: Mr. Lowe, 4,552 shares, Mr. Martin, 166,518 shares, including 12,247 deferred shares held in the form of restricted stock units; Mr. Miller, 4,821 shares, Dr. Mudge, 87,678 shares, including 37,043 deferred shares held in the form of restricted stock units; Mr. Owens, 95,243 shares, including 23,552 deferred shares held in the form of restricted stock units; Ms. Reichelderfer, 77,522 shares; and Dr. Workman, 40,338 shares. Directors electing to defer the receipt of shares have the right to receive a cash payment, at the same time as the ultimate distribution of the applicable shares, equal to the dividends that would have been received if the director had elected to receive such shares upon issuance. As of December 31, 2019, accumulated dividend equivalents associated with these deferred stock units were as follows: Mr. Martin, $8,722; Dr. Mudge, $8,103; and Mr. Owens, $14,130. Annual stock awards to non-employee directors vest immediately upon issuance.

(2)
Effective in fiscal year 2018, the Board’s independent compensation consultant, Willis Towers Watson (“WTW”), recommended certain changes to non-employee director compensation to align with director compensation programs utilized by the Company’s peer group, including elimination of initial non-qualified stock option awards to new directors upon their appointment to the Board. As of December 31, 2019, the only non-employee directors with outstanding stock options were as follows: Mr. Martin, 910,489; and Dr. Workman, 5,000.

(3)
Mr. Goodwin retired and did not seek re-election at the 2019 Annual Meeting on April 30, 2019. His fees in the first column are comprised of the pro-rata payment of an annual retainer in his capacity as Lead Independent Director and Committee membership fees, reflecting services provided during 2019.

(4)
Mr. Lowe was appointed as a director effective February 18, 2019. His fees in the first column are comprised of the pro-rata payment of an annual retainer and Committee membership fees, totaling $56,214 and $7,783, respectively. As Mr. Lowe has not yet met his target stock ownership level, 50% of his fees earned in 2019 were paid in shares of our common stock, with the remainder paid in cash.

(5)
Mr. Martin served as Chairman during 2019. His fees in the first column are comprised of an annual retainer of $120,000 which he received in that capacity. Mr. Martin’s “Other Compensation” in 2019 represents the Company’s match of donations made by Mr. Martin to eligible charitable organizations during 2019.

(6)
Mr. Miller was appointed as a director effective December 17, 2018. His fees in the first column are comprised of the payment of an annual retainer and Committee membership fees. As Mr. Miller has not yet met his target stock ownership level, 50% of his fees earned in 2019 were paid in shares of our common stock, with the remainder paid in cash.

(7)
Following Mr. Goodwin’s retirement, Ms. Reichelderfer was elected Lead Independent Director. Her fees in the first column include the pro-rata payment of fees earned as Lead Independent Director during 2019.

(8)
Following Mr. Goodwin’s retirement, Dr. Workman was appointed to the Nominating and Governance Committee. His fees in the first column include the pro-rata payment of fees earned as a member of the Nominating and Governance Committee during 2019.

Additional Information about Director Compensation
In advising our Board on compensation for non-employee directors, the Nominating and Governance Committee may consult third-party advisors (as it did with respect to director compensation in 2019), generally available source material, proxy statements and data from peer companies. Non-employee directors receive both cash and equity compensation and are subject to a common stock ownership requirement designed to align their interests with those of our stockholders. Our employee director, Ms. Sherman, is subject to stock ownership requirements as an executive officer (see “Compensation Discussion and Analysis — Executive Stock Ownership Requirements”).
Cash Compensation
The table below sets forth our fiscal year 2019 cash compensation structure for non-employee directors.
2019 Cash Compensation of Our Non-Employee Directors

Annual Retainer
Chairman	$120,000
Lead Independent Director	$87,500
Director (excluding Lead Independent Director)	$65,000
Audit Committee Chair	$21,000
Audit Committee Member (non-Chair)	$9,000
Compensation & Benefits Committee Chair	$16,000
Compensation & Benefits Committee Member (non-Chair)	$6,000
Nominating & Governance Committee Chair	$13,500
Nominating & Governance Committee Member (non-Chair)	$6,000

Equity Compensation
Our non-employee directors typically receive an annual stock award as partial compensation for their Board service. Such stock awards vest immediately. The table below sets forth the value of the equity awards granted on April 30, 2019, the date of our 2019 Annual Meeting of Stockholders, to our non-employee directors as compensation for their service in fiscal year 2019.
2019 Annual Equity Awards Granted to Non-Employee Directors

Grant Date $ Value of Common Stock Award
Chairman	$120,000
Lead Independent Director	$100,000
All other non-employee directors	$100,000
The number of shares of common stock awarded is determined by dividing the dollar amount of the award by the closing market price of our common stock on the grant date.
Director Deferred Stock Compensation Program
Our non-employee directors may elect before the beginning of each year to defer receipt of some or all of the shares of Company stock that they are entitled to receive as compensation for Board service during the upcoming year. Under this program, instead of receiving shares of Company stock, the director receives an equivalent number of restricted stock units that are ultimately distributable as common shares of Company stock on or about a date selected by the director or, in the absence of a date selected by the director, upon the termination of the services of the director as a member of our Board. Directors electing to defer the receipt of shares have the right to receive a cash payment, at the same time as the ultimate distribution of the applicable shares, equal to the dividends that would have been received if the director had elected to receive such shares upon issuance. Directors are given a one-time right to further defer the original distribution of stock to a date that is at least five years after the originally scheduled payment date. Distributions under the program are payable in shares of Company stock, along with the cash equivalent of associated dividends at the time of stock distribution. Of our current directors, Dr. Mudge, and Mr. Owens elected to defer stock under the program during 2019. As of December 31, 2019, accumulated dividend equivalents associated with deferred stock units were as follows: Mr. Martin, $8,722; Dr. Mudge, $8,103; and Mr. Owens, $14,130.
Director Stock Ownership Guidelines
We require our non-employee directors to hold shares of Company stock valued at five times their annual retainers. Until target ownership is achieved, 50% of a non-employee director’s total compensation will be paid in shares of our common stock. Target ownership value is measured annually. Once a determination is made that target ownership has been achieved, a subsequent decrease in the Company’s share price will not impact that determination. Non-employee directors are not permitted to sell shares prior to achieving their ownership target. However, a non-employee director may tender shares to: (i) satisfy withholding taxes upon the exercise of stock options; or (ii) pay the exercise price upon the exercise of stock options. After a non-employee director has met his or her target ownership requirement, he or she is required to retain at least 50% of the net shares received from any exercised options (over and above target ownership level) for at least two years from the date of vesting. With the exception of Messrs. Lowe and Miller, who were appointed as directors on February 18, 2019 and December 17, 2018, respectively, all of our non-employee directors have met their target ownership levels.
CORPORATE GOVERNANCE, BUSINESS CONDUCT AND CODE OF ETHICS;
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
We are committed to good corporate governance. We believe the foundation of our corporate governance is: (i) the independence of our directors; (ii) the separation of the roles of our CEO and our Chairman of the Board; (iii) the election of a Lead Independent Director; and (iv) our commitment to both responsible corporate citizenship and the interests of our stockholders. In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, our Board has adopted Corporate Governance Guidelines as well as charters for each of the standing Board Committees. These guidelines and charters, as well as our Company Policy for Business Conduct and Policy for Business Conduct - Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our President and CEO and our other senior financial officers, are available for review on our website at www.federalsignal.com. We intend to post on our website any amendments to, or waivers from, the Code of Ethics within four business days of such amendment or waiver.

The non-employee directors of the Board meet in executive session without management, as appropriate. The Lead Independent Director chairs meetings of the independent directors in executive sessions. Directors may be contacted as a group, by Committee or individually, and the Chairman, Lead Independent Director or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. These letters will be forwarded to the Chairman, Lead Independent Director or the non-employee directors as designated in the letter. We encourage our directors to attend our Annual Meetings of Stockholders. With the exception of Mr. Goodwin, who was not running for re-election in 2019, all directors who served in 2019 attended the 2019 Annual Meeting of Stockholders.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2019, all directors who served on the Compensation and Benefits Committee were independent directors. No member of the Compensation and Benefits Committee was a current or former employee of the Company. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation and Benefits Committee and/or our Board.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
We maintain policies and procedures relating to the review, approval or ratification of transactions in which our Company participates and our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Business Conduct Policies (available at www.federalsignal.com) prohibit our directors, executive officers, employees and, in some cases, their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where the individual may have significant financial or business interests in another company competing with or doing business with us, or stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies prohibit: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which we operate; representing any outside commercial interest during normal business hours or when traveling on Company business; lending to or borrowing money from individuals affiliated with an entity with whom we conduct business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our directors, executive officers and employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.
Pursuant to our Business Conduct Policies and the Audit Committee Charter, our CEO, CFO, Corporate Controller, and CCO implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board regarding related-party transactions.
Additionally, each year we require our directors, including nominees for director, and executive officers to complete a questionnaire identifying, among other things, any transactions or potential transactions with us in which the individual, or one of his or her family members or associated entities, has an interest. We also require that directors and executive officers notify our CCO as soon as possible of any changes during the course of the year to the information provided in the annual questionnaire.
During fiscal year 2019, we determined that none of our directors, nominees for director, executive officers, stockholders owning more than 5% of our common stock or immediate family members of any such persons engaged in a transaction with us in which he or she had a direct or indirect material interest that required disclosure under applicable SEC rules, with the exceptions noted below.
The son of Dennis J. Martin, Chairman of the Board, is employed as Director and General Manager of United Electric Englewood Electrical Supply (“EESCO”), a division of WESCO International, Inc. (“WESCO”). During 2019, the Company sold products to WESCO for aggregate consideration of approximately $4.7 million. Of that amount, sales to EESCO were approximately $150,000. Mr. Martin’s son is not responsible for the purchasing decisions of WESCO or EESCO. Mr. Martin and his son did not participate in the solicitation of the Company’s business with WESCO and did not receive any material benefit from the transactions. Consistent with our Business Conduct Policies, this relationship and the related transactions were disclosed to the Audit Committee. Given that the terms and conditions of the transactions were no less favorable to the Company than those which would have been available from unrelated parties, the transactions were considered to be permissible.

In addition to serving as CEO of CVGI, Patrick E. Miller, one of the Company’s directors, holds a 1% beneficial interest in CVGI’s common stock, according to CVGI’s most recent proxy statement. CVGI has had, and continues to have, a commercial relationship with the Company. During 2019, the Company purchased commercial vehicle parts from CVGI for aggregate consideration of less than $200,000. Mr. Miller did not participate in the solicitation of the Company’s business with CVGI and did not receive any material benefit from the transactions. Consistent with our Business Conduct Policies, this relationship and the supply arrangements between the Company and CVGI were disclosed to the Audit Committee. Given that the terms and conditions of these arrangements were no less favorable to the Company than those which would have been available from unrelated parties, the transactions were considered to be permissible.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide information about the material components of our executive compensation programs for our 2019 NEOs:

•	Jennifer L. Sherman, President and CEO;

•	Mark D. Weber, Senior Vice President and COO;

•	Ian A. Hudson, Senior Vice President and CFO;

•	Robert E. Fines, Vice President and General Manager, Truck Bodies and Equipment International (“TBEI”); and

•	Daniel A. DuPré, Vice President and General Counsel.
We encourage you to read this section in conjunction with Proposal 2, the advisory vote to approve the compensation of our NEOs (the “Say-on-Pay Advisory Vote”) regarding compensation of our NEOs, as this section includes: (i) a review of our 2019 performance; (ii) a description of the role of our Compensation and Benefits Committee (the “Committee”) in setting and determining compensation; and (iii) a summary of our 2019 NEO compensation.
The Committee values and carefully considers stockholder feedback on its Say-on-Pay Advisory Vote. In accordance with the stockholder vote at our 2017 Annual Meeting regarding the frequency of the Say-on-Pay Advisory Vote, advisory votes on executive compensation are conducted annually. The Committee’s recommended compensation programs for our NEOs were endorsed by approximately 98% of the advisory votes cast at our 2019 Annual Meeting.
Executive Summary
During 2019, the Company continued to focus on executing against its key long-term objectives, including the following:

•	Creating disciplined growth;

•	Improving manufacturing efficiencies and costs;

•	Leveraging invested capital; and

•	Diversifying our customer base.
Highlights of the Company’s achievement against these objectives in 2019 include the following:

•
On July 1, 2019, we completed the acquisition of MRL. The combination of MRL with the businesses in our Environmental Solutions Group, extends our platform providing municipal and industrial customers with a complete suite of maintenance and infrastructure equipment and supporting solutions.

•	On a consolidated basis, we reported a 110-basis point year-over-year improvement in our adjusted EBITDA* margin, delivering returns towards the high end of our target range.

•
Both our Environmental Solutions Group and our Safety and Security Systems Group reported improvement in net sales and earnings, delivering adjusted EBITDA margins* at or above the high end of our target ranges.

•
We have continued to focus on new product development and are encouraged that these efforts will provide additional opportunities to further diversify our customer base, penetrate new end-markets or gain access to new geographic regions.

•	Our ETI initiatives remain a critical part of our culture and we continue to focus on reducing product costs and improving manufacturing efficiencies across all our businesses.

•
On July 30, 2019, we refinanced our credit agreement, increasing our revolving credit facility to $500 million, with the potential to increase the facility by an additional $250 million for acquisitions. The new five-year facility also includes improved pricing and more favorable terms compared to the prior agreement.

•
With our strong balance sheet, positive operating cash flow and increased capacity under our new revolving credit facility, we are well positioned to continue to invest in internal growth initiatives, pursue strategic acquisitions and consider ways to return value to stockholders.

•
During the year, we announced the expansion of our Vactor production facility in Streator, Illinois. We are making good progress on the building construction and our efforts to hire up to 90 new employees at the facility.

•
During the year, we demonstrated our commitment to returning value to stockholders by paying cash dividends of $19.3 million in 2019, increased from $18.7 million in 2018, and spending $1.0 million repurchasing shares under our authorized repurchase program.

Our consolidated financial results in 2019 reflected year-over-year improvement in many areas, driven by both organic growth initiatives and benefits from our recent acquisitions:

•	Net sales for the year ended December 31, 2019 increased by $131.8 million, or 12%, to $1,221.3 million, with organic sales growth of approximately 8%.

•	Operating income for the year ended December 31, 2019 increased by $25.6 million, or 21%, to $147.1 million.

•
Adjusted EBITDA* for the year ended December 31, 2019 was $191.3 million, up $32.7 million, or 21%, and our adjusted EBITDA margin* for the year ended December 31, 2019 was 15.7%, up from 14.6% in 2018.

•
Income from continuing operations for the year ended December 31, 2019 was $108.4 million, up $14.7 million, or 16%, from $93.7 million in the prior year. This equated to diluted EPS of $1.76, up 15% from $1.53 per share last year.

•
Adjusted income from continuing operations* for the year ended December 31, 2019 was $110.1 million, up $24.1 million, or 28%, from $86.0 million in the prior year. This equated to diluted adjusted EPS* of $1.79, up 27% from $1.41 per share last year.

•	Cash flow from continuing operating activities for the year ended December 31, 2019 was $103.4 million, an increase of $10.6 million, or 11%.

•	Total orders for the year ended December 31, 2019 were $1,269.0 million, an increase of $95.8 million, or 8%.

•	Our consolidated backlog at December 31, 2019 was $386.9 million, up $49.2 million, or 15%, from $337.7 million at December 31, 2018.
* As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measure in Appendix A.

Executive Compensation Program Updates During Fiscal Years 2019 and 2020
The Committee took a number of actions with respect to our compensation and benefits programs, including the following:

•
In 2019, the Committee decided to maintain the performance metrics applicable to annual cash incentive awards made under the Federal Signal Corporation Short Term Incentive Bonus Plan (the “STIP”) to be based on financial objectives (weighted at 70%) and individual objectives (weighted at 30%). In 2019, the STIP comprised the following components: earnings (weighted at 55%), EBITDA margin (weighted at 15%), and individual objectives (weighted at 30%). The Committee believes that these financial metrics incentivize executives to drive stockholder value.

•
In 2019, long-term equity incentive award grants to our NEOs and other Section 16 Officers consisted of the following: 50% PSUs, 25% stock options, and 25% restricted stock awards. The equity mix aligns with market-based executive incentive compensation practices while maintaining alignment of incentive pay with the Company’s long-term focus, goals, and initiatives.

•
In setting targets for PSUs granted as part of the annual award in 2019, the Committee retained both a three-year performance period and the applicable performance metrics, i.e., earnings per share from continuing operations (weighted at 75%) and return on invested capital (weighted at 25%).

•
The Committee made certain changes to the Company’s peer group for 2019 and 2020 to more closely align with changes to the Company’s revenue and mix of businesses, and position the Company closer to peer group median with respect to revenue and market capitalization.

•	In considering the design of the STIP and long-term incentive awards for 2020, the Committee decided to retain the same methodology that was used in 2019.

Current Measures of Performance and Time Horizons

One Year
Three Years
Ten Years
Cash Bonus (STIP)
•Earnings (55%)
•EBITDA Margin (15%)
•Individual Objectives (30%)
Short-Term
Annual Goals
•Profitability and growth
•Market share
Performance Share Units
•EPS (75%)
•Return on Invested Capital (25%)
Long-Term
3-Year Performance and Vesting Periods
•Profitability and growth
•Shareholder value creation
•Facilitates stock ownership
•Executive retention
Restricted Stock Awards
•Time-Based
Long-Term
3-Year Cliff Vesting
•Executive recruitment
•Executive retention
Stock Options
•Share Price Appreciation
Longer-Term
3-Year Ratable Vesting Period and 10-Year Exercise Period
•Shareholder value creation
•Facilitates stock ownership
•Executive retention

Compensation Philosophy and Objectives
Our executive compensation programs link compensation to the performance and growth of our businesses, aligning the interests of our executives with those of our stockholders in a manner designed to maximize the returns for both. Our compensation programs: (i) include individual performance objectives; (ii) emphasize teamwork; and (iii) reward employees who think and behave like business owners. Our executive compensation philosophy is guided by the following principles:

•	Executive compensation must be linked to the achievement of strategic, financial and operational goals that successfully drive growth in stockholder value;

•
Total targeted compensation must be competitive, during all business cycles, to attract, motivate and retain experienced executives with leadership abilities and talent necessary for the Company’s short-term and long-term success, profitability and growth, while taking into account Company performance and external market factors;

•	The portion of compensation that is variable based on performance and therefore at-risk should increase with officer level and responsibility;

•	Executive awards should differ based on actual performance to ensure alignment with stockholder value (actual pay can be above or below target pay); and

•	Equity ownership and holding requirements align the interests of executives with the interests of stockholders and help build long-term value.
In 2019, our independent compensation consultant, WTW, provided assistance in reviewing our executive compensation programs relative to those of a group of comparator peer companies to ensure that our executive compensation programs are competitive with the market. Our comparator peer group is reviewed biennially, and as our mix of businesses change, to reflect the appropriate median revenue and industry classification composition.
Our cash and equity incentive plans reflect our compensation philosophy and are designed to drive both short-term and long-term value creation.
Role of Our Compensation and Benefits Committee
The Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, the Committee:

•	Establishes our compensation philosophy, sets broad compensation objectives and evaluates compensation to ensure that it complies with and promotes our compensation philosophy and objectives;

•	Determines the various elements of our executive compensation, including base salary, annual cash incentives, long-term equity incentives, retirement, health and welfare benefits and perquisites;

•	Establishes performance goals for our President and CEO and oversees the establishment of performance goals for our other executive officers and for each business unit;

•	Evaluates annually each executive officer’s performance in light of the goals established for the most recently completed year;

•
Establishes each executive officer’s annual compensation level based upon the individual’s performance, our financial results, the amount of compensation paid to comparable executive officers at comparable companies, the awards given to the individual in past years and our capacity to fund the compensation;

•	Reviews our President and CEO’s annual succession planning report and executive development recommendations for her direct reports;

•	Reviews benefit and compensation programs and plans to ensure incentive pay does not encourage unnecessary risk taking; and

•	Retains and oversees advisors it may engage periodically to assist in the performance of its role.
On an annual basis, our Board reviews the performance of our President and CEO, who in turn reviews the performance of each of our other executive officers and then presents the recommended compensation adjustments and awards to the Committee. The Committee has the discretion to modify or reject any recommended adjustment or award to these executive officers. The compensation of our President and CEO is determined solely by the Committee, using market data provided by the Committee’s independent compensation consultant and meeting in executive session without her present.

Elements of Executive Compensation
Our compensation programs consist of a number of components that support our compensation objectives:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity incentives;

•	Retention bonuses;

•	Retirement, health and welfare benefits; and

•	Perquisites.
Our programs allow us to balance individual and Company goals and achievements in determining executive pay. Weighing these factors within the framework of our compensation philosophy, the Committee determines appropriate adjustments to base salary, cash incentive awards and equity grants for our executive officers.
We believe that the percentage of at-risk compensation should generally increase in proportion with the executive’s position and level of responsibility. At-risk compensation includes PSUs, stock options and cash incentives. In 2019, approximately 65% of our President and CEO’s total target compensation was at-risk, and approximately 52% of our other NEOs’ total compensation was at-risk.
Base Salaries
The two most important factors considered in setting base salaries for our NEOs are individual performance from the prior year and competitive market data. On average, the base salaries of our executives are targeted to be at the 50th percentile of competitive market data and are evaluated in the context of total compensation. For fiscal year 2019, actual base salaries for our NEOs ranged from 3% to 14% below the market midpoint target, excluding Mr. Fines, whose base salary was negotiated in connection with the acquisition of TBEI. The Committee also considers: (i) current base salary relative to the targeted level; (ii) level of job responsibility and performance, including any substantive increases in responsibility during the year; (iii) prior experience and breadth of knowledge; (iv) market factors; and (v) length of service.
Annual Cash Incentives
Annual cash incentives may be earned and paid through the STIP, based on the achievement of: (i) one or more financial objectives; and (ii) individual performance. The financial objectives component represents 70% of the target annual bonus opportunity and the individual performance component comprises the remaining 30%. The Committee believes that this split encourages executives to collaborate across the Company in order to achieve broader Company-wide objectives in addition to achieving results within a specific business group (“Group”) or business unit (“Business Unit”).

Financial Objectives (70% of target annual bonus opportunity)
Depending on position, the Company’s financial objectives during fiscal year 2019 were based on a combination of target consolidated earnings and EBITDA margin for the Company and its subsidiaries and, in some cases, the relevant Group or Business Unit as depicted in the following table:

(Percentages are of total target annual bonus opportunity)	Company Financial Performance	Group Financial Performance	Business Unit Financial Performance
President and CEO	70%	N/A	N/A
Senior Vice President and COO	70%	N/A	N/A
Senior Vice President and CFO	70%	N/A	N/A
Vice President and General Manager, TBEI	N/A	N/A	70%
Vice President and General Counsel	70%	N/A	N/A
For fiscal year 2019, the Committee elected to use two metrics for the financial objective component: (i) an earnings measure, weighted at 55% of the target annual bonus opportunity; and (ii) EBITDA margin, weighted at 15% of the target annual bonus opportunity. In considering the design of the STIP for 2020, the Committee decided to retain the same methodology that was used in 2019, as set forth in the following chart:

Component	Company Level	Group and Business Unit Level
Earnings (55% of the target annual bonus opportunity)
Based on consolidated income before income taxes. As Company income taxes are impacted by external factors outside the control of the majority of STIP participants, the Committee decided that income taxes should not factor into the calculation.
Based on operating income, thereby excluding income taxes, interest expense and other non-operating income/expense, none of which are generally impacted by participants at this level.
Based on EBITDA.
EBITDA Margin (15% of the target annual bonus opportunity)	Based on the ratio of EBITDA divided by total net sales.
Target goal achievement results in a corresponding cash incentive award equal to a pre-set percentage of the executive’s base salary. The pre-set percentage for each executive is based on competitive market data. For 2019 and 2020 STIP, threshold level of performance against the financial targets pays out at 33% of target, target level of performance against the financial targets pays out at 100% of target, and maximum level of performance against the financial targets pays out at 200% of target (i.e., for a total of 140% of target annual bonus opportunity). If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting cash incentive award earned is interpolated on a straight-line basis between the end-points.
Individual Objectives (30% of target annual bonus opportunity)
The remaining 30% of the target annual bonus opportunity is based on the achievement of individual objectives, consisting of an individual performance goals rating weighted at 18% and a competencies rating weighted at 12%. Performance is measured by the numerical scores the executive receives in the annual performance appraisal process. Based on an assessment of performance and contributions to the Company, an individual has the opportunity to earn to up to 200% of the individual objective target (i.e., for a total of 60% of target annual bonus opportunity). We believe that including an individual performance component allows us to reward outstanding individual performance regardless of overall financial performance and to limit bonuses for those who have underperformed.
Determination of STIP achievement and “clawback” policies
Based on the aggregation of the two components, participants may earn up to 200% of their target annual bonus opportunity. Calculations of award levels and actual performance levels are subject to adjustment at the discretion of the Committee. Historically, the Committee has made adjustments to awards and actual performance levels for items considered to be extraordinary or nonrecurring or other items the Committee determines should not impact the awards to plan participants, favorably or unfavorably.
The Committee believes our annual cash incentive design motivates individuals and ensures accountability. At the same time, we retain broad discretion to adjust or discontinue annual cash incentives on an annual basis to accommodate changing market conditions and Company objectives. Typically, in February of each year, the Committee determines the annual cash incentive awards, if any, based upon prior-year performance. Payouts generally occur in March.
Annual cash incentive payments are subject to a “clawback” policy under which we require that, to the extent practicable upon the occurrence of specified events, a Section 16 Officer must repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such Section 16 Officer, taking into account the restated financial results or otherwise corrected performance results. STIP payments are also subject to applicable SEC clawback rules which may be adopted from time to time.
Long-Term Equity Incentives
We believe equity ownership plays a key role in merging the interests of our executives with our stockholders. Our long-term equity incentive awards are designed to simultaneously attract, motivate and retain experienced executives and to encourage their commitment to our long-term business strategy and success. Typically, the Committee grants long-term equity incentive awards on an annual basis as well as periodically upon promotion or hiring. We have stock ownership guidelines for our executive officers and key management personnel designed to ensure continued ownership as discussed herein under the heading “Executive Stock Ownership Requirement.”
The Committee emphasizes pay-for-performance by structuring awards to our Section 16 Officers with three components, i.e., PSUs, stock options and restricted stock awards. Since 2017, 50% of the overall value of the long-term incentive awards has been granted as PSUs; 25% has been granted as stock options and the remaining 25% has been granted as restricted stock.
PSUs are earned only if the Company achieves performance targets tied to two key financial metrics — EPS from continuing operations (weighted at 75%) and ROIC (weighted at 25%). In our view, EPS from continuing operations and ROIC are relevant measures because they most directly affect long-term stock price appreciation.
PSU awards utilize threshold, target and maximum goals. Performance at the end of the applicable performance period against those targets results in a corresponding percentage of earning of such awards from 50% at threshold level of performance, to 100% at target level of performance, and to 200% at maximum level of performance. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting equity award earning is interpolated on a straight-line basis between the end-points.
If the Company does not achieve a threshold level of performance for each metric measured independently, no PSUs are earned and no shares are issued with respect to the corresponding percentage of the award tied to that metric. This structure advances our compensation philosophy by strengthening the link between the long-term interests of our executives and stockholders. These awards are valued using the closing price of our common stock on the grant date at target level of performance.
Stock options have value only if our share price appreciates and vest ratably over a three-year period measured from the date of grant.
Restricted stock awards cliff vest three years from the grant date.
Long-term equity incentive awards are subject to clawback in accordance with applicable rules that may be adopted by the SEC from time to time.
The table below illustrates the mix of our annual equity awards that have been used since 2017. The Compensation and Benefits Committee decided to retain the same equity mix in 2020:

Compensation Elements	Mix	Primary Financial Metric(s)
PSUs (1)	50%	EPS from Continuing Operations (75%); and ROIC (25%)
Stock Options (2)	25%	Stock Price
Restricted Stock	25%	N/A

(1)
For PSUs granted in fiscal year 2017, the performance period was the three-year period ended on December 31, 2019. Based on actual results over the performance period, shares were earned at 200% of target. In the first quarter of 2020, earned shares were issued to recipients who were employed by the Company on

December 31, 2019. For PSUs granted as part of the annual incentive award in fiscal years 2018 and 2019, actual performance will be determined at the end of fiscal years 2020 and 2021, respectively.

(2)	In our view, stock options are inherently at-risk because they only have value if share price increases over grant date value.
The Committee maintains the discretion and flexibility to grant other equity incentives on a case-by-case basis in accordance with our compensation philosophy and to promote internal equity. For example, the Committee may award time-based restricted stock awards or units to certain executives, new hires, executives being promoted, and international employees in particular, in substitution for or in addition to one or more components of the standard grant described above. The award value and the type of grant will take into account applicable law, administrative concerns and competitive market data for the specific executive and country at issue.
Executive Stock Ownership Requirements
We require each of our executive officers to maintain a certain level of Company stock ownership while employed, pursuant to our Stock Ownership Guidelines for Executive Officers and Directors (the “Stock Ownership Guidelines”). Specifically, those executives who have the strongest ability to impact our earnings are subject to the provisions of the Stock Ownership Guidelines. We believe executive equity ownership plays a crucial role in aligning the interests of our executives, key decision-makers and officers and stockholders.
The table below illustrates our target stock ownership requirements for Company executives. Target ownership is expressed as a multiple of the executive officer’s current base salary (i.e., the total stock value of the participant’s holdings must equal or exceed the specified target value) and is measured annually.

Position/Title	Target Ownership Level
President and CEO	5 x Base Salary
CFO	3 x Base Salary
COO	3 x Base Salary
All Other Section 16 Officers	2 x Base Salary
Selected Key Management Personnel and Other Corporate Officers	1 x Base Salary
Executive officers are required to hold, and are not permitted to sell, shares of Company stock prior to achieving their target ownership levels and must maintain their target ownership levels thereafter. Sales of Company stock held in the Retirement Savings Plan are excluded from this restriction. All stock owned outright by the executive (or by an immediate family member), unvested restricted stock, earned PSUs, and shares owned in the Retirement Savings Plan are counted towards satisfaction of the ownership requirements. Once a determination is made that target ownership has been achieved, a subsequent decrease in the Company’s share price will not affect that determination.
Except in limited situations, executives are not permitted to sell shares prior to achieving their ownership target. However, an executive may tender shares to: (i) satisfy withholding taxes upon the vesting of restricted stock shares, PSUs or exercise of stock options; or (ii) pay the exercise price upon the exercise of stock options.
After an executive officer has met his or her target ownership requirement, he or she is required to retain at least 50% of the net shares received from any exercised options or shares of restricted stock that are subject to a vesting schedule (over and above target ownership level) for at least two years from the date of vesting.
Because of our pre- and post-target holding requirements, there is no minimum time to reach target ownership level. As of December 31, 2019, the earned equity holdings of Ms. Sherman, Mr. Hudson and Mr. DuPré exceed our target ownership levels. Messrs. Weber and Fines joined the Company in January 2018 and June 2017, respectively, and they continue to make progress towards achieving their target ownership levels.
Similar guidelines also apply to non-employee directors and are discussed in the section titled “Additional Information about Director Compensation” under the heading “Director Stock Ownership Guidelines.”

Insider Trading Restrictions and Policy Against Hedging and Pledging of Company Stock
Consistent with securities laws and pursuant to our published Insider Trading Policy, we prohibit directors, officers, employees and certain of their family members and other individuals from, among other things: (i) purchasing or selling Company stock while such person is aware of material non-public information; and (ii) providing material non-public information to any person who may trade while aware of such information. Trades by directors, officers and other “insiders” are also prohibited during certain blackout periods.
Per our Insider Trading Policy, we also prohibit all directors, officers and employees from engaging in certain speculative trading activities with regard to Company stock including but not limited to hedging Company stock, selling Company stock “short,” holding Company securities in a margin account, pledging Company stock, and buying or selling puts or calls or other derivative securities related to Company stock.
Our Insider Trading Policy is published on our website at www.federalsignal.com.
Retention Bonuses
The Committee maintains the discretion and flexibility to grant retention bonuses on a case-by-case basis in accordance with our compensation philosophy and to incentivize executives to remain employed with the Company, including for on-boarding key executives in connection with acquisitions. For example, in connection with the acquisition of TBEI, the Company agreed to pay Mr. Fines a retention bonus in the amount of $250,000, less taxes and withholdings, should he remain employed with the Company through June 2, 2020.
Retirement and Health and Welfare Benefits
We recognize that our employees are critical to our profitable growth and that employee well-being is an important compensation component. We offer a competitive package of Company sponsored health and welfare benefits to all eligible employees, including our NEOs.

Retirement and Health and Welfare Benefits
Retirement Plans
The majority of our U.S. employees, including four of our NEOs, participate in our Retirement Savings Plan, a qualified, 401(k) defined contribution plan. The Retirement Savings Plan includes both a matching component and an additional service-based Company contribution, providing an opportunity for enhanced benefits. Effective beginning January 1, 2018, eligible employees receive a Company-matching contribution of 100% of the first 3% of compensation that a participant contributes and 50% of the next 2%. In addition, the Company makes an annual contribution of between 0.5% and 3%, depending on a participant’s years of service. The service-based contribution may be made to the Retirement Savings Plan or the Company’s Savings Restoration Plan.
One of our NEOs, Mr. Fines, who joined the Company in connection with the acquisition of TBEI, continued to participate in the legacy 401(k) plan of the acquired entity (the “TBEI 401(k) Plan”) during 2019. Under the TBEI 401(k) Plan, eligible employees receive a Company-matching contribution of 100% of the first 3% of compensation that a participant contributes and 50% of the next 2%. The TBEI 401(k) Plan does not include a service-based contribution, and did not consider cash-based incentive compensation for employee contributions or company-matching purposes, until it merged with the Retirement Savings Plan effective December 31, 2019.
For those eligible employees who wish to defer additional income, but are subject to certain limits of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), our non-qualified Savings Restoration Plan restores Company contributions through a notional Company contribution and notional earnings from investments, and provides investment choices similar to those available under the Retirement Savings Plan.
Certain employees, including one of our NEOs, continue to participate in our defined benefit plan. We froze years of service under the plan on December 31, 2006 and wage increases froze on December 31, 2016. Accordingly, the plan is considered to be fully frozen.

Health and Welfare Plans
NEOs may participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to other eligible employees.

Matching Gifts
We match donations made by an employee or director to eligible charitable organizations, up to a total of $1,500 per year. The Company’s aggregate matching contribution is capped at $100,000 per year.
Perquisites
We provide executives with modest perquisites that the Committee deems reasonable and consistent with our compensation philosophy. We currently provide the following perquisites:

•	airline club memberships;

•	auto allowances; and

•	life insurance.
The Committee periodically reviews the amount and nature of perquisites and may approve additional perquisites on an individual basis in its discretion. No other additional perquisites were approved for fiscal year 2019.
Setting Actual Compensation for Our NEOs
Our compensation actions for our NEOs are summarized below.
Base Salary
In setting NEO base salaries for fiscal year 2019, the Committee evaluated and weighed Company and individual performance, level of responsibility and actual salary compared to the targeted level. In February 2020, the Committee engaged in the same process and weighed the same factors in setting NEO base salaries for fiscal year 2020. The base salaries of our executive officers for 2020 are targeted at the 50th percentile of competitive market data.
The table below sets forth base salary information for each of our NEOs for fiscal years 2018 through 2020.

Name	2018 Annual Base Salary	2019 Annual Base Salary	2020 Annual Base Salary
Jennifer L. Sherman	$709,670	$780,637	$850,894
Mark D. Weber	$450,000	$472,500	$500,000
Ian A. Hudson	$368,000	$397,440	$425,000
Robert E. Fines	$400,000	$400,000	$420,000
Daniel A. DuPré	$305,009	$326,359	$350,000
Annual Cash Incentive Payments
Financial-Based Incentive Compensation
For fiscal year 2019, the financial-based metric consisted of an earnings component, weighted at 55% of the total opportunity, and an EBITDA margin component, weighted at 15%. We measured the earnings component at the Company level based on consolidated income before income taxes. At the Group and Business Unit level, we measured earnings based on operating income or EBITDA. In doing so, the Committee excluded items such as income taxes and interest expense, which generally are not impacted by the performance of executives whose award includes a Group or Business Unit earnings component. We measured the EBITDA margin component at the Company, Group and Business Unit level as the sum of earnings, interest expense, tax expense, depreciation and amortization expense divided by net sales.
The threshold, target and maximum goals relating to our NEOs, along with the Company’s actual performance with respect to these goals, are set forth in the following tables.
2019 — Financial-Based Incentive Earnings Measures and Actual Performance

($ in millions)	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	$111.9	$127.3	$143.7	$140.6	181%
2019 — Financial-Based Incentive EBITDA Margin Measures and Actual Performance

($ in millions)	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	13.9%	14.9%	16.2%	15.6%	150%

Aggregate Targets and Actual Incentive Compensation
The table below sets forth target annual bonus opportunities under our STIP for each of our NEOs for fiscal year 2019.
2019 — Aggregate Targets

Name	Target Bonus Opportunity as Percentage of Salary	Target Financial- Based Incentive	Target Individual Performance- Based Incentive	Total Target Incentive
Jennifer L. Sherman	100%	$546,446	$234,191	$780,637
Mark D. Weber	70%	$231,525	$99,225	$330,750
Ian A. Hudson	65%	$180,835	$77,501	$258,336
Robert E. Fines	50%	$140,000	$60,000	$200,000
Daniel A. DuPré	50%	$114,226	$48,954	$163,180
The annual incentive bonuses awarded to our NEOs for fiscal year 2019 performance under the applicable financial and individual performance-based measures are shown below.
2019 — Aggregate Payments

Name	Payment Based on Company Performance	Payment Based on Group or Business Unit Performance	Payment Based on Individual Performance	Total STIP Payment
Jennifer L. Sherman	$952,768	$—	$468,382	$1,421,150
Mark D. Weber	$403,680	$—	$198,450	$602,130
Ian A. Hudson	$315,299	$—	$155,002	$470,301
Robert E. Fines	$—	$241,500	$120,000	$361,500
Daniel A. DuPré	$199,161	$—	$85,669	$284,830
For fiscal year 2020, the annual cash incentive awards will again consist of financial and individual performance metrics weighted at 70% and 30%, respectively. The financial metric will consist of an earnings component, weighted at 55% of the overall opportunity, and an EBITDA margin component, weighted at 15%.
Long-Term Equity Incentives
In 2019, the Committee granted long-term equity incentive awards in the form of options, PSUs, and time-based restricted stock as specified below:

•
Ms. Sherman and Messrs. Weber, Hudson, Fines, and DuPré were granted options to purchase 67,806; 17,690; 15,478; 5,897; and 8,846 shares of our common stock, respectively, at an exercise price of $27.29 per share (the closing price of our stock on date of grant). The options vest in three equal annual installments on the first three anniversaries of the grant date.

•
Ms. Sherman and Messrs. Weber, Hudson, Fines, and DuPré were granted PSUs of 42,140; 10,993; 9,619; 3,664; and 5,496, respectively. Each PSU represents a right to receive up to two shares of our common stock based upon achieving certain performance targets during a three-year performance period ending December 31, 2021. These awards are subject to vesting requirements that require each recipient to remain employed through the end of the performance period.

•
Ms. Sherman and Messrs. Weber, Hudson, Fines, and DuPré were granted restricted stock awards of 21,070; 5,496; 4,809; 1,832; and 2,748, respectively. The restricted stock awards cliff vest in full on the third anniversary of the grant date, subject to continued employment.

Independent Compensation Consultant
For fiscal year 2019, WTW assisted the Committee in its annual review of our executive compensation programs, including assistance in developing benchmarks for executive compensation and preparation of our proxy statement. WTW also participated in select Committee meetings. The aggregate fees paid to WTW for executive compensation services in fiscal year 2019 totaled $76,773. WTW also provided pension and benefit consulting and other services to the Company during fiscal year 2019 at the request of Company management. The aggregate fees for the additional services totaled $152,612. The Committee discussed the independence of WTW and whether the provision of the additional services created a conflict of interest. In doing so, the Committee considered each of the factors set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended, and NYSE rules. As part of its review, the Committee received a letter from WTW that discussed its independence and provided relevant disclosure regarding the SEC and NYSE factors.
The Committee determined that WTW was independent based in part on the following:

•	The total fees paid to WTW of $229,385 represented approximately 0.003% of its revenue for its 2019 fiscal year-end of $9.0 billion;

•	There is no overlap between the WTW team that provided services to the Committee and the WTW team that provided the additional services;

•	No member of the WTW team receives additional compensation as a result of the provision of services to the Committee or with respect to the additional services;

•	WTW prohibits compensation consultants from owning stock in any company it advises; and

•	There are no business or personal relationships between WTW or any member of WTW’s team and any member of the Committee, the Board or any NEO.
After its review, the Committee retained WTW as the Company’s independent compensation consultant for 2020.
Benchmarks for Executive Compensation
Compensation levels for our executives are compared to the compensation paid to executives at the peer companies listed below. Our objective is to attract and retain the most highly qualified executives. In doing so, we draw from a pool of talent that is highly sought after by large and established companies within a market that is global in scope.
The Committee, with the assistance of WTW, reviews and updates the Company’s peer group biennially and as needed to better align our business with relevant comparator companies.
After consulting with WTW, the Company decided to retain the same peer group in 2019 as in 2018, with the exception of Powell Industries, Inc., which was excluded because its annual revenues were no longer considered to be comparable to the Company’s revenues. The peer group used in 2019 was generally consistent with peer groups established for us by certain major proxy advisory firms.

2019 Peer Group Companies
• Alamo Group Inc.	• ESCO Technologies Inc.
• Altra Industrial Motion Corp.	• Franklin Electric Co., Inc.
• Astec Industries, Inc.	• Graco Inc.
• Barnes Group Inc.	• John Bean Technologies Corporation
• Blue Bird Corporation	• MSA Safety Incorporated
• Brady Corporation	• REV Group, Inc.
• Columbus McKinnon Corporation	• Standex International Corporation
• Commercial Vehicle Group, Inc.	• Tennant Company
• Enerpac Tool Group Corp. (formerly Actuant Corp.)	• The Manitowoc Company, Inc.
• EnPro Industries, Inc.	• TriMas Corporation
In October 2019, WTW assisted the Committee in making additional changes to the Company’s peer group for 2020 to more closely align with changes to the Company’s revenue and mix of businesses, and position the Company closer to peer group median with respect to revenue and market capitalization.

2020 Peer Group Companies
• Alamo Group Inc.	• Franklin Electric Co., Inc.
• Altra Industrial Motion Corp.	• Graco Inc.
• Astec Industries, Inc.	• John Bean Technologies Corporation
• Barnes Group Inc.	• MSA Safety Incorporated
• Blue Bird Corporation	• REV Group, Inc.
• Brady Corporation	• Standex International Corporation
• Columbus McKinnon Corporation	• Tennant Company
• Douglas Dynamics, Inc.	• The Manitowoc Company, Inc.
• Enerpac Tool Group Corp. (formerly Actuant Corp.)	• TriMas Corporation
• EnPro Industries, Inc.	• Wabash National Corporation
• ESCO Technologies Inc.
Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits
Our compensation policy provides as follows:

•
Except as noted below, we will not enter into any employment agreement, severance agreement or change-in-control agreement that requires us to make or agree to make any tax gross-up payments to any NEO except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and

•
Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with any NEO that provides for severance payments (excluding the value of any accelerated vesting of equity based awards) in an amount exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the NEO’s current target bonus or the highest annual bonus awarded to the NEO in any of the three years preceding the year in which the NEO’s termination of employment occurs (excluding the value of any accelerated vesting of equity based awards).

This compensation policy does not alter the terms of any agreement or compensation or benefit plan in effect before the adoption of the policy in 2009, including a change-in-control agreement with Ms. Sherman that was executed before 2009.
Impact of Accounting and Tax Treatment on Forms of Compensation Paid
Section 162(m) of the Internal Revenue Code as in effect prior to 2018 limited the deductibility for federal income tax purposes of executive compensation paid to the CEO and the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year, but contained an exception for certain “qualifying performance-based” compensation. The Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) expanded the definition of covered employees by expressly including the CFO and provided that, if an individual was a covered employee during any taxable year beginning on or after January 1, 2017, the individual is a covered employee for all subsequent years, even after the individual terminates employment. The 2017 Tax Act also eliminated the “qualifying performance-based” compensation exception, beginning in 2018. Accordingly, the annual cash incentive awards, stock options and PSUs granted in 2018 and later years will no longer qualify for this exception (base salary, and time-based restricted stock/units by their nature have never qualified as performance-based compensation). Following the enactment of the 2017 Tax Act, the Committee may consider tax deductibility as a factor in determining executive compensation, but may also choose to structure its compensation arrangements around tax deductibility, to achieve its goal to provide compensation programs that are consistent with its executive compensation philosophy.
COMPENSATION AND BENEFITS COMMITTEE REPORT
The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. The Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION AND BENEFITS COMMITTEE
Brenda L. Reichelderfer, Chair
Richard R. Mudge

William F. Owens
John L. Workman
Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below sets forth information concerning compensation paid to or accrued by our NEOs during the last three fiscal years, except with respect to Mr. Weber who was not employed by the Company in 2017.
Summary Compensation Table for Fiscal Years 2017 through 2019

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Jennifer L. Sherman, President and CEO	2019	$768,809	$—	$1,725,001	$574,995	$1,421,150	$85,332	$194,012	$4,769,299
	2018	$702,975	$—	$1,612,488	$537,506	$1,419,340	$—	$156,037	$4,428,346
	2017	$666,250	$—	$1,186,124	$395,374	$1,043,751	$58,551	$84,922	$3,434,972
Mark D. Weber, Senior Vice President and COO	2019	$468,750	$—	$449,985	$150,011	$602,130	$—	$100,917	$1,771,793
	2018	$432,981	$—	$374,984	$125,016	$562,560	$—	$44,636	$1,540,177
	2017	$—	$—	$—	$—	$—	$—	$—	$—
Ian A. Hudson, Senior Vice President and CFO	2019	$392,533	$—	$393,741	$131,253	$470,301	$—	$70,934	$1,458,762
	2018	$360,000	$—	$318,754	$106,245	$478,400	$—	$55,783	$1,319,182
	2017	$296,716	$—	$224,994	$49,998	$261,200	$—	$31,128	$864,036
Robert E. Fines, Vice President and General Manager, TBEI	2019	$400,000	$—	$149,986	$50,007	$361,500	$—	$27,730	$989,223
	2018	$400,000	$—	$194,392	$44,999	$120,000	$—	$21,818	$781,209
	2017	$230,769	$7,500	$749,996	$—	$—	$—	$9,105	$997,370
Daniel A. DuPré, Vice President and General Counsel	2019	$322,801	$—	$224,979	$75,014	$284,830	$—	$54,579	$962,203
	2018	$298,378	$—	$168,737	$56,263	$253,920	$—	$45,991	$823,289
	2017	$263,937	$—	$123,735	$41,239	$149,481	$—	$34,409	$612,801

(1)
Includes amounts deferred into the Retirement Savings Plan, the TBEI 401(k) Plan, and the Federal Signal Corporation Savings Restoration Plan (“Savings Restoration Plan”), a non-qualified deferred compensation plan. In 2019, our NEOs contributed the following amounts to the Retirement Savings Plan: Ms. Sherman, $25,000; Mr. Weber, $20,000; Mr. Hudson, $19,000; and Mr. DuPré, $25,000. In 2019, Mr. Fines contributed $25,000 to the TBEI 401(k) Plan. Information relating to our NEOs’ deferrals into the Savings Restoration Plan is detailed within “Post Retirement Benefits” included in the section titled “Executive Compensation”.

(2)
The stock award values represent the aggregate grant date fair values computed in accordance with ASC 718. These figures reflect long-term equity incentive restricted stock awards and PSUs, discussed in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” Restricted stock awards granted in fiscal years 2018 and 2019 were valued at the closing price of our Company’s stock on the grant date, resulting in grant date values of $23.14 and $27.29, respectively. PSUs granted in fiscal years 2017, 2018 and 2019 were valued at the closing price of our Company’s stock on the grant dates, resulting in grant date values of $17.02 and $18.31 for grants issued in 2017, $23.14 for grants issued in 2018, and $27.29 for grants issued in 2019. The PSU awards granted in 2017, 2018 and 2019 each utilized an EPS metric weighted at 75% and an ROIC metric weighted at 25%, over a three-year performance period, with the exception of PSUs issued to Mr. Fines in connection with the TBEI acquisition in 2017, which utilized a cumulative EBITDA metric over the applicable performance period, which ends on December 31, 2020. For all other PSUs granted in fiscal year 2017, the performance period was the three-year period ending on December 31, 2019. Based on actual results over the performance period, shares were earned at 200% of target. Earned shares were issued to recipients who were employed by the Company on December 31, 2019.

(3)
The option award values represent the grant date fair values computed in accordance with ASC 718. These amounts reflect long-term equity incentive stock option grants, discussed in further detail in the sections titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives” and “Compensation Discussion and Analysis — Setting Actual Compensation for Our NEOs.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $8.48 for options granted on May 6, 2019; $7.17 for options granted on May 10, 2018 and $5.96 for options granted on May 10, 2017. For information on the assumptions used to calculate the value of the stock option awards, refer to Note 15 — Stock-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 27, 2020.

(4)
Reflects annual cash incentive payments for the year ended December 31, 2019. For a description of these incentive awards, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentives”. Includes the following amounts which NEOs elected to defer into the Retirement Savings Plan and Savings Restoration Plan upon receiving the cash payout in 2020:

	Deferred into Retirement Savings Plan	Deferred into Savings Restoration Plan
Jennifer L. Sherman	$2,389	$227,384
Mark D. Weber	$12,783	$30,107
Ian A. Hudson	$13,624	$32,921
Robert E. Fines (a)	$13,431	$—
Daniel A. DuPré	$5,705	$42,725

(a)
The TBEI 401(k) Plan in which Mr. Fines was a participant during 2019 did not consider cash-based incentive compensation for employee contributions or company-matching purposes until it merged with the Retirement Savings Plan effective December 31, 2019. As a result, no amount of Mr. Fines’s annual cash incentive payment for the year ended December 31, 2019 was deferred into the Savings Restoration Plan during 2020.

(5)
Reflects the actuarial increase in the present value of NEO benefits under all pension plans, including our supplemental pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. The present value of the benefits for Ms. Sherman, the only NEO that participates in the Company’s pension plan, increased by $85,332 in 2019. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings or losses on externally managed investments of employees participating in the Retirement Savings Plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.

(6)	All other compensation in fiscal year 2019 includes the following aggregate perquisites and other items:

All Other Compensation	Jennifer L. Sherman	Mark D. Weber	Ian A. Hudson	Robert E. Fines	Daniel A. DuPré
Auto Allowance	$13,800	$11,400	$11,400	$9,000	$9,000
Retirement Savings Plan Contributions	$4,807	$11,200	$11,200	$—	$10,478
TBEI 401(k) Plan Contributions	$—	$—	$—	$9,091	$—
Savings Restoration Plan Contributions	$152,239	$73,964	$43,034	$6,909	$32,375
Dividend income (a)	$19,923	$3,047	$4,682	$1,062	$2,212
Matching gifts (b)	$1,500	$—	$—	$750	$—
Other items (c)	$1,743	$1,306	$618	$918	$514
Total	$194,012	$100,917	$70,934	$27,730	$54,579

(a)	Represents dividend income on unvested restricted stock.

(b)	Represents the Company’s match on donations made by NEOs to eligible charitable organizations during 2019.

(c)
For Ms. Sherman, amount includes $550 for membership in the United Airlines United Club and $1,193 for life insurance premium payments. For Mr. Weber, amount includes $550 for membership in the United Airlines United Club and $756 for life insurance premium payments. For Messrs. Hudson, Fines, and DuPré, amounts stated are for life insurance premium payments.

Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan-based awards to our NEOs during fiscal year 2019.
Grants of Plan-Based Awards in Fiscal Year 2019

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Jennifer L. Sherman		$257,610	$780,637	$1,561,274	—	—	—	—	—	$—	$—
	5/6/19	$—	$—	$—	21,070	42,140	84,280	—	—	$—	$1,150,001
	5/6/19	$—	$—	$—	—	—	—	21,070	—	$—	$575,000
	5/6/19	$—	$—	$—	—	—	—	—	67,806	$27.29	$574,995
Mark D. Weber		$109,148	$330,750	$661,500	—	—	—	—	—	$—	$—
	5/6/19	$—	$—	$—	5,497	10,993	21,986	—	—	$—	$299,999
	5/6/19	$—	$—	$—	—	—	—	5,496	—	$—	$149,986
	5/6/19	$—	$—	$—	—	—	—	—	17,690	$27.29	$150,011
Ian A. Hudson		$85,251	$258,336	$516,672	—	—	—	—	—	$—	$—
	5/6/19	$—	$—	$—	4,810	9,619	19,238	—	—	$—	$262,503
	5/6/19	$—	$—	$—	—	—	—	4,809	—	$—	$131,238
	5/6/19	$—	$—	$—	—	—	—	—	15,478	$27.29	$131,253
Robert E. Fines		$66,000	$200,000	$400,000	—	—	—	—	—	$—	$—
	5/6/19	$—	$—	$—	1,832	3,664	7,328	—	—	$—	$99,991
	5/6/19	$—	$—	$—	—	—	—	1,832	—	$—	$49,995
	5/6/19	$—	$—	$—	—	—	—	—	5,897	$27.29	$50,007
Daniel A. DuPré		$53,849	$163,180	$326,360	—	—	—	—	—	$—	$—
	5/6/19	$—	$—	$—	2,748	5,496	10,992	—	—	$—	$149,986
	5/6/19	$—	$—	$—	—	—	—	2,748	—	$—	$74,993
	5/6/19	$—	$—	$—	—	—	—	—	8,846	$27.29	$75,014

(1)	See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentives.”

(2)
These columns include information regarding PSUs. The “Threshold” column represents the minimum amount payable when threshold performance is met (50% of PSUs granted would be earned). If performance is below the threshold performance, no units are earned. The “Target” column represents the amount payable if actual performance is equal to target (100% of PSUs granted would be earned). The “Maximum” column represents the full payout potential under the plan if actual performance is equal to or greater than maximum (200% of PSUs granted would be earned). Shares of Company stock are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% as determined by the performance against the applicable metrics. For fiscal year 2019, the performance metrics were EPS from continuing operations weighted at 75% and ROIC weighted at 25%, measured over a three-year performance period. The performance period ends on December 31, 2021.

(3)
The grant date fair values are determined in accordance with ASC 718. The fair value of restricted stock awards is based on the closing price of our Company’s common stock on the grant date, resulting in an estimated fair value of $27.29 for restricted stock granted on May 6, 2019. The fair value of PSUs is based on the closing price of our Company’s common stock on the grant date, resulting in an estimated fair value of $27.29 for PSUs granted on May 6, 2019. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $8.48 for stock options granted on May 6, 2019.

Pay Ratio of CEO to Median Employee
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Ms. Sherman.
In order to calculate the CEO Pay Ratio for the year ended December 31, 2019, we identified our median employee using the following methodology and material assumptions, adjustments, and estimates:

•
We selected December 31, 2017 as our identification date for determining the median of the total annual compensation of all employees because it enabled us to make such identification in a reasonably efficient and economic manner. As of that date, we employed approximately 3,000 individuals. This population consisted of our full-time and part-time employees. We included 2,484 employees in the United States and 525 employees located outside of the United States in identifying the median employee.

•
We used a consistently applied compensation measure, comparing the amount of salary or wages, and bonuses as compiled from our payroll records and other internal records. We identified our median employee by consistently applying this compensation measure to all employees included in our employee population base. Such person’s compensation was calculated in accordance with the Summary Compensation Table guidelines.

During 2019, there was not a significant change in the Company’s employee population or compensation arrangements, or in the median employee’s circumstances, that the Company reasonably believes would significantly affect its pay ratio disclosure. As a result, the Company is continuing to use the same median employee for 2019 as used for 2018 and 2017. On that basis, the Company has recalculated the total annual compensation of the median employee and the CEO pay ratio for the year ended December 31, 2019:

•	The median of the total annual compensation of all employees of our Company (other than our CEO) was reasonably estimated to be $64,251;

•	The total annual compensation of our CEO, as reported in the “Summary Compensation Table” included in the section titled “Executive Compensation”, was $4,769,299; and

•
Based on this information, the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 74 to 1.

Information Regarding Equity Awards
Outstanding Equity Awards at Fiscal Year-End
The table that follows sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal year 2019.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Unvested Shares or Stock Units (3)(4)	Market Value of Unvested Shares or Units of Stock (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Unvested Rights	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights
Jennifer L. Sherman	5/9/12	68,681	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	50,556	—	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	33,031	—	—	$14.48	5/5/24	—	$—	—	$—
	4/10/15	44,935	—	—	$16.09	4/10/25	—	$—	—	$—
	5/5/16	177,727	—	—	$12.66	5/5/26	—	$—	—	$—
	5/10/17	44,225	22,113	—	$17.02	5/10/27	—	$—	—	$—
	5/10/17	—	—	—	$—	—	23,230	$749,168	—	$—
	5/10/18	24,989	49,977	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	$—	—	23,228	$749,103	—	$—
	5/10/18	—	—	—	$—	—	46,456	$1,498,206	—	$—
	5/6/19	—	67,806	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	$—	—	21,070	$679,508	—	$—
	5/6/19	—	—	—	$—	—	42,140	$1,359,015	—	$—
Mark D. Weber	5/10/18	5,812	11,624	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	$—	—	5,401	$174,182	—	$—
	5/10/18	—	—	—	$—	—	10,804	$348,429	—	$—
	5/6/19	—	17,690	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	$—	—	5,496	$177,246	—	$—
	5/6/19	—	—	—	$—	—	10,993	$354,524	—	$—
Ian A. Hudson	5/10/17	—	2,796	—	$17.02	5/10/27	—	$—	—	$—
	5/10/17	—	—	—	$—	—	2,937	$94,718	—	$—
	10/24/17	—	—	—	$—	—	3,498	$112,811	—	$—
	5/10/18	—	9,878	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	$—	—	4,591	$148,060	—	$—
	5/10/18	—	—	—	$—	—	9,184	$296,184	—	$—
	5/6/19	—	15,478	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	$—	—	4,809	$155,090	—	$—
	5/6/19	—	—	—	$—	—	9,619	$310,213	—	$—
Robert E. Fines	7/25/17	—	—	—	$—	—	40,961	$1,320,992	—	$—
	5/10/18	2,092	4,184	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	$—	—	1,944	$62,694	—	$—
	5/10/18	—	—	—	$—	—	3,890	$125,453	—	$—
	5/6/19	—	5,897	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	$—	—	1,832	$59,082	—	$—
	5/6/19	—	—	—	$—	—	3,664	$118,164	—	$—
Daniel A. DuPré	5/9/12	8,227	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	5,427	—	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	3,477	—	—	$14.48	5/5/24	—	$—	—	$—
	4/10/15	4,356	—	—	$16.09	4/10/25	—	$—	—	$—
	5/5/16	14,812	—	—	$12.66	5/5/26	—	$—	—	$—
	5/10/17	4,615	2,308	—	$17.02	5/10/27	—	$—	—	$—
	5/10/17	—	—	—	$—	—	2,423	$78,142	—	$—
	5/10/18	2,616	5,231	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	$—	—	2,430	$78,368	—	$—
	5/10/18	—	—	—	$—	—	4,862	$156,800	—	$—
	5/6/19	—	8,846	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	$—	—	2,748	$88,623	—	$—
	5/6/19	—	—	—	$—	—	5,496	$177,246	—	$—

(1)	Stock options vest ratably (i.e., one-third annually) over three years from the grant date.

(2)	We use the closing price for our common stock, as reported by the NYSE, on the grant date to determine the exercise price of stock options.

(3)
The restricted stock grants to Ms. Sherman in May 2017, May 2018 and May 2019, Mr. Weber in May 2018 and 2019, Mr. Hudson in May 2017, October 2017, May 2018 and May 2019, Mr. Fines in May 2018 and May 2019, and Mr. DuPré in May 2017, May 2018 and May 2019, vest in full on the third anniversary of the grant date, subject to continued employment.

(4)
The PSUs granted on July 25, 2017, May 10, 2018 and May 6, 2019 are earned only if the threshold is met for the applicable performance period. Any earned shares vest at the end of the performance period.

(5)	Based on the closing price of $32.25 per share on December 31, 2019.
Option Exercises and Stock Vested in Fiscal Year 2019
The table below sets forth information concerning amounts received or realized by our NEOs upon exercise of options or similar instruments, and the vesting of stock or similar instruments.

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jennifer L. Sherman	—	$—	92,920	$2,996,670
Mark D. Weber	—	$—	—	$—
Ian A. Hudson	45,087	$747,300	18,861	$549,618
Robert E. Fines	—	$—	—	$—
Daniel A. DuPré	17,067	$387,552	9,694	$312,632

(1)
These columns relate to shares that vested in fiscal year 2019 pursuant to PSUs granted in fiscal year 2017, which were earned at 200% of target. The amount for Mr. Hudson also includes shares that vested in fiscal year 2019 pursuant to a restricted stock award granted in fiscal year 2016.

Post Retirement Benefits
Pension Benefits Table for Fiscal Year 2019
The table below sets forth the present value of accumulated pension benefits paid to or accrued for our NEOs.

Name	Plan Name (1)	Number of Years Credited Service	Present Value Accumulated Benefit	Payments During Fiscal Year 2018
Jennifer L. Sherman	FSC Retirement Plan	11.00	$448,114	$—
Mark D. Weber	—	—	$—	$—
Ian A. Hudson	—	—	$—	$—
Robert E. Fines	—	—	$—	$—
Daniel A. DuPré	—	—	$—	$—

(1)
The FSC Retirement Plan, which has been frozen since 2006, provides defined payment retirement benefits for certain salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, which limits the annual benefits which may be paid from a tax-qualified retirement plan.

The normal retirement age under our qualified retirement plan is age 65. Ms. Sherman is the only NEO that participates in this defined benefit retirement plan. The annual pension earned is equal to 50% of average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, multiplied by the number of years of credited service (up to a maximum of 30 years). For purposes of the plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the “Summary Compensation Table” included in the section titled “Executive Compensation”. Ms. Sherman is eligible to retire under this plan at age 55, after completing at least ten years of service. In the event of commencement of retirement benefits under the plan prior to age 65, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age (defined as the age at which the participant begins to receive pension benefit payments) is less than 65 years.
Non-Qualified Deferred Compensation for Fiscal Year 2019
The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for NEOs participating in the Savings Restoration Plan. The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007.
Savings Restoration Plan

Name	Executive Contributions in 2019 (1)	Registrant Contributions in 2019 (2)	Aggregate Earnings in 2019 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year-End
Jennifer L. Sherman	$359,491	$152,239	$705,449	$—	$3,119,508
Mark D. Weber	$58,083	$73,964	$15,753	$—	$177,936
Ian A. Hudson	$55,513	$43,034	$54,725	$—	$366,529
Robert E. Fines	$19,000	$6,909	$811	$—	$26,721
Daniel A. DuPré	$74,304	$32,375	$90,830	$—	$482,508

(1)
Includes amounts deferred from 2019 salary, as disclosed in the “Salary” column of the “Summary Compensation Table” included in the section titled “Executive Compensation”, in addition to amounts of annual cash incentive payments for the year ended December 31, 2018 which NEOs elected to defer into the Savings Restoration Plan upon receiving the cash payout in 2019, as outlined in the table below:

	2019 Salary	2018 Non-Equity Incentive Plan Compensation	Total
Jennifer L. Sherman	$104,010	$255,481	$359,491
Mark D. Weber	$18,704	$39,379	$58,083
Ian A. Hudson	$22,025	$33,488	$55,513
Robert E. Fines (4)	$19,000	$—	$19,000
Daniel A. DuPré	$38,755	$35,549	$74,304

(2)	Amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” included in the section titled “Executive Compensation”.

(3)	Aggregate earnings under the plan are not above-market and neither earnings nor losses are included in the “Summary Compensation Table” included in the section titled “Executive Compensation”.

(4)	Mr. Fines became eligible for Savings Restoration Plan participation in 2019.
The Savings Restoration Plan is a non-qualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan, the Retirement Savings Plan, but could not be provided due to compensation limits for qualified plans under the Internal Revenue Code.
Eligibility for the Savings Restoration Plan is prescribed by our Company’s Benefits Planning Committee. Under this plan, a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under this plan are credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Company stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based and consistent with the investment funds elected. All deferred amounts, both the Company-matching contributions and Company-paid contributions, are accounted for on the Company’s financial statements as unfunded obligations of the Company.
Generally, distribution of vested account balances occurs after six months following a termination of employment in a lump sum or in annual installments for 5, 10 or 15 years.

Other Potential Post-Employment Payments
Arrangements of NEOs
The tables on the pages that follow reflect the payments and benefits that are available to our NEOs under the Executive General Severance Plan and Change-in-Control Agreements under each type of termination event. The amounts shown assume that the termination of employment occurred on December 31, 2019. The actual amount of payments and benefits that would be received can only be determined upon an actual termination date.
Material Conditions to Receipt of Payments
Payments and benefits in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason” are generally conditioned upon an NEO’s compliance with the following:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third-party;

•	Non-competition with our Company for 12 months; and

•	Non-solicitation of employees for 12 months.
Payments under the Executive General Severance Plan
Our Executive General Severance Plan provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason.” The Plan limits certain benefits to prevent the payment of duplicative benefits and permits the Company to complete certain corporate transactions without triggering severance obligations.
In March 2013, we limited the group of employees eligible to participate in the Executive General Severance Plan and implemented a one-year service requirement for eligibility, with certain limited grandfathered exceptions. We retained discretion to waive all such limitations and eligibility requirements as may be determined by the Compensation and Benefits Committee on a case-by-case basis.
Additionally, to the extent required to comply with Section 409A of the Internal Revenue Code, certain severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).
Mr. Weber is not eligible to participate in the Executive General Severance Plan, unless and until both of the following pre-conditions are satisfied: (i) he has worked for the Company as its COO through January 15, 2019; and (ii) Jennifer L. Sherman is no longer serving as Company’s President and CEO. As Ms. Sherman continues to serve as the Company’s President and CEO, as of December 31, 2019, Mr. Weber was not eligible to participate in the Executive General Severance Plan.
Mr. Fines does not participate in the Executive General Severance Plan. His severance entitlement is governed by an Amended and Restated Non-Competition and Severance Agreement dated September 30, 2015, as amended effective November 10, 2017 (“Mr. Fines’s Severance Agreement”).
Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”
If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason” as defined by the Executive General Severance Plan, the Company will provide the following:

•
Cash payments equal to the sum of the executive officer’s base salary and current annual bonus target for Tier I executives; cash payments equal to 75% of the executive officer’s base salary and current annual bonus target for Tier II executives; or cash payments equal to 50% of the executive officer’s base salary and current annual bonus target for Tier III executives;

•	Payment of a percentage of targeted annual incentive bonus based on the number of days worked in the current year;

•
For Tier I, II and III executives, continuation of health and welfare benefits for up to 12, 9 or 6 months, respectively, following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code); and

•	Right to exercise vested options within three months from date of termination (unvested options, PSUs, restricted stock awards and restricted stock units are forfeited).

If, however, we terminate the executive officer for “Cause” or if the executive officer voluntarily terminates his or her employment without “Good Reason,” no post-termination payments or benefits are provided beyond those vested and accrued under our various compensation plans and programs.
In lieu of the foregoing, in the event the Company terminates Mr. Fines’s employment without “Cause” or Mr. Fines terminates his employment for “Good Reason” (as such terms are defined in Mr. Fines’s Severance Agreement) prior to June 2, 2020, Mr. Fines’s Severance Agreement provides for the following severance benefits:

•	Base salary continuation for a period of 12 months; and

•	Active rate COBRA continuation for health and dental insurance for 12 months.
If the Company terminates the employment of Mr. Fines for “Cause” or if he voluntarily terminates his employment without “Good Reason” prior to June 2, 2020, no post-termination payments or benefits are provided beyond those vested and accrued under our various compensation plans and programs.
In addition, in the event the Company terminates the employment of Mr. Fines without “Cause” during the performance period associated with the PSUs awarded to him in connection with the TBEI acquisition (as such term is defined in the applicable PSU award agreement, as amended), Mr. Fines is entitled to pro-rata vesting based on actual performance at the end of the performance period.
Payments Made Upon Retirement
Upon retirement, payments to NEOs include payment of accrued and unpaid base salary through the date of retirement, vested amounts under our Retirement Savings Plan and Savings Restoration Plan and, subject to the discretion of the Compensation and Benefits Committee as determined on a case-by-case basis, may include:

•	The right to exercise vested options until the earlier of the expiration date or up to five years from date of termination; and

•	Vesting of unvested equity awards.
Payments Made Upon Death or Disability
In the event of termination of employment due to death or disability, our Executive General Severance Plan and award documents provide the following:

•	Accrued and unpaid base salary through the date of termination of employment;

•	Immediate vesting of all outstanding and unvested stock options which may be exercised for one year from the date of termination of employment;

•	Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;

•
Immediate vesting of PSUs, with performance shares distributed at the end of the performance period based on the greater of actual or target performance and pro-rated through the date of termination of employment; and

•	Pro-rata payment of STIP at target for the current performance period.
In addition to the benefits listed above, in the event of death or disability, executive officers may receive benefits under our disability or our group life insurance plans available to all employees.
Payments Made Upon a Change-in-Control
Certain of the equity award agreements issued under our 2005 Executive Incentive Compensation Plan (2010 Restatement) and 2015 Executive Incentive Compensation Plan provide for accelerated vesting or a lapse of restrictions in the event of a “Change-in-Control.” Under these plans, vesting may also be accelerated in the event of a divestiture of a business segment in which a participant is primarily employed, and such a divestiture results in the termination of the participant’s employment.
Our Executive Change-in-Control Severance Agreements provide for certain payments in the event of a “Change-in-Control” and a qualifying termination. Any executive officer eligible for payment under an Executive Change-in-Control Severance Agreement will not be eligible for payment under the Executive General Severance Plan. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change-in-Control (other than termination for “Cause,” voluntary termination without “Good Reason” or termination by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “Good Reason,” we provide the separated NEO with the following severance benefits:

•	Payment of any accrued and unpaid salary through the date of termination and pro-rated annual cash incentive bonus target;

•
A lump-sum cash payment up to two times the sum of the executive’s annual base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;

•	A lump-sum cash payment up to one times the sum of the executive’s annual base salary and annual cash incentive bonus target as further consideration for an 18-month non-compete covenant;

•	Immediate vesting and lapse of restrictions on all equity-based long-term incentives;

•	Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards, if any; and

•
Continuation of medical insurance coverage for up to 36 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to 12 months at the same premium cost and at the same coverage level available to active employees to the extent not duplicative.

Ms. Sherman is entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and any additional federal, state and local income, excise and employment taxes that arise on the additional payment. No other executive officer is entitled to a “gross-up” payment. For further information, please see the section of this proxy statement under the heading “Compensation Discussion and Analysis — Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits.”
To the extent required to comply with Section 409A of the Internal Revenue Code, a six-month waiting period after termination applies to certain severance benefits payable to an executive officer, unless otherwise payable earlier due to the executive’s death before the six-month waiting period has elapsed.
A “Change-in-Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:

•	Acquisition by any one person or group of beneficial ownership of 40% or more of the combined voting power of our Company’s then outstanding securities;

•	Replacement of the majority of the directors during any period of 24 consecutive months;

•
Consummation of a merger or consolidation of our Company with another corporation, other than: (i) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;

•	Approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•
Any other transaction that our Board designates as being a Change-in-Control. The Board modified the Change-in-Control Policy and the form of Executive Change-in-Control Severance Agreement to remove, after March 2010, Board discretion on designating transactions as a Change-in-Control. This modified policy is included in the Executive Change-in-Control Severance Agreements executed by each NEO.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (i) the executive officer’s willful and continued failure to substantially perform his or her duties; (ii) the executive’s conviction of a felony; or (iii) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (i) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the Change-in-Control or a material reduction in the executive’s duties and authorities; (ii) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (iii) relocation of the executive to a new principal office in excess of 50 miles from the executive’s principal office immediately prior to the Change-in-Control; (iv) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (v) any material breach of the Executive Change-in-Control Severance Agreement by our Company.
Benefits Upon Termination or Change-in-Control Tables
The following tables illustrate the potential payments and benefits to our NEOs under various employment termination events. The assumptions used in preparation of these tables are as set forth below:

•	We assumed the executive was in his or her role as of December 31, 2019;

•	We assumed the executive’s termination date was December 31, 2019;

•	When applicable, we used the closing price of our common stock on December 31, 2019, which was $32.25; and

•	When applicable, we assumed the executives were subject to a 37% federal tax rate, 4.95% state tax rate, 1.45% Medicare tax rate, and an additional 0.9% Medicare tax.
Potential Post-Employment Payments in Effect as of December 31, 2019
President and CEO — Jennifer L. Sherman (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$1,561,274	$—	$—	$—	$—	$4,683,822
Pro-Rata Bonus	$780,637	$780,637	$780,637	$—	$—	$780,637
Stock Options	$—	$1,128,389	$1,128,389	$—	$1,128,389	$1,128,389
Restricted Stock	$—	$2,177,778	$2,177,778	$—	$2,177,778	$2,177,778
Performance Shares	$—	$1,451,809	$1,451,809	$—	$2,857,221	$2,857,221
Life Insurance	$1,218	$—	$—	$—	$—	$1,218
Medical Benefits	$18,064	$—	$—	$—	$—	$54,192
Dental Benefits	$378	$—	$—	$—	$—	$378
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$2,652,871
Other	$—	$—	$—	$—	$—	$—
Total	$2,361,571	$5,538,613	$5,538,613	$—	$6,163,388	$14,336,506

(1)	Ms. Sherman’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 3.00 times the sum of her base salary and her bonus at target.

Senior Vice President and COO — Mark D. Weber (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason (2)	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$—	$—	$—	$—	$—	$2,401,718
Pro-Rata Bonus	$—	$330,750	$330,750	$—	$—	$330,750
Stock Options	$—	$193,637	$193,637	$—	$193,637	$193,637
Restricted Stock	$—	$351,428	$351,428	$—	$351,428	$351,428
Performance Shares	$—	$350,461	$350,461	$—	$702,953	$702,953
Life Insurance	$—	$—	$—	$—	$—	$738
Medical Benefits	$—	$—	$—	$—	$—	$54,192
Dental Benefits	$—	$—	$—	$—	$—	$378
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$—	$1,226,276	$1,226,276	$—	$1,248,018	$4,035,794

(1)	Mr. Weber’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of his base salary and his bonus at target.

(2)
Mr. Weber is not eligible to participate in the Executive General Severance Plan, unless and until both of the following pre-conditions are satisfied: (i) he has worked for the Company as its COO through January 15, 2019; and (ii) Jennifer L. Sherman is no longer serving as Company’s President and CEO. As Ms. Sherman continues to serve as the Company’s President and CEO, as of December 31, 2019, Mr. Weber was not eligible to participate in the Executive General Severance Plan.

Senior Vice President and CFO — Ian A. Hudson (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$655,776	$—	$—	$—	$—	$1,960,770
Pro-Rata Bonus	$258,336	$258,336	$258,336	$—	$—	$258,336
Stock Options	$—	$209,343	$209,343	$—	$209,343	$209,343
Restricted Stock	$—	$510,679	$510,679	$—	$510,679	$510,679
Performance Shares	$—	$300,860	$300,860	$—	$606,397	$606,397
Life Insurance	$621	$—	$—	$—	$—	$621
Medical Benefits	$18,064	$—	$—	$—	$—	$54,192
Dental Benefits	$378	$—	$—	$—	$—	$378
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$933,175	$1,279,218	$1,279,218	$—	$1,326,419	$3,600,716

(1)	Mr. Hudson’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of his base salary and his bonus at target.

Vice President and General Manager, TBEI  — Robert E. Fines (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$400,000	$—	$—	$—	$—	$1,200,000
Pro-Rata Bonus	$—	$200,000	$200,000	$—	$—	$200,000
Stock Options	$—	$67,365	$67,365	$—	$67,365	$67,365
Restricted Stock	$—	$121,776	$121,776	$—	$121,776	$121,776
Performance Shares	$952,343	$1,075,366	$1,075,366	$—	$1,564,609	$1,564,609
Life Insurance	$—	$—	$—	$—	$—	$—
Medical Benefits	$12,459	$—	$—	$—	$—	$24,918
Dental Benefits	$—	$—	$—	$—	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$1,364,802	$1,464,507	$1,464,507	$—	$1,753,750	$3,178,668

(1)	Mr. Fines’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of his base salary and his bonus at target.
Vice President, General Counsel and Secretary — Daniel A. DuPré (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$367,154	$—	$—	$—	$—	$979,078
Pro-Rata Bonus	$163,180	$163,180	$163,180	$—	$—	$163,180
Stock Options	$—	$126,681	$126,681	$—	$126,681	$126,681
Restricted Stock	$—	$245,133	$245,133	$—	$245,133	$245,133
Performance Shares	$—	$163,615	$163,615	$—	$334,046	$334,046
Life Insurance	$383	$—	$—	$—	$—	$383
Medical Benefits	$9,682	$—	$—	$—	$—	$25,819
Dental Benefits	$195	$—	$—	$—	$—	$195
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$540,594	$698,609	$698,609	$—	$705,860	$1,874,515

(1)	Mr. DuPré’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of his base salary and his bonus at target.

AUDIT COMMITTEE REPORT
The Audit Committee of our Board is currently comprised of four independent directors, three of whom are financial experts, as defined by the SEC and NYSE. The Board has adopted a charter for the Audit Committee, which is available on our website: www.federalsignal.com
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring: (i) the integrity of the accounting, auditing, and financial reporting practices; (ii) compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics; and (iii) systems of internal controls and accounting policies established by the Company’s management and the Board. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm (the Company’s “independent accountants”) to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board.
In 2019, the Board accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent accountants for the year ended December 31, 2019. In connection with this decision, the Audit Committee considered, among other things, Deloitte’s familiarity with the Company’s businesses and operations, its knowledge of the industry as a whole, the quality of its communications with the Audit Committee, its ability to provide knowledgeable staff, its independence, objectivity, expertise and responsiveness. The Audit Committee also considered the length of Deloitte’s engagement with the Company, the amount of fees charged, and the stockholders’ prior ratification of Deloitte as the Company’s independent accountants. Deloitte has served as the Company’s independent accountants since 2013.
In fulfilling its oversight responsibilities, the Audit Committee reviewed: (i) the audited financial statements in the Annual Report with management, including a discussion of the appropriateness, not just the acceptability, of the accounting principles; (ii) the reasonableness of significant judgments; and (iii) the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls. The Company’s management is responsible for the Company’s internal control over financial reporting, the financial reporting process, and the preparation of the Company’s financial statements. The Audit Committee does not itself prepare the Company’s financial statements or perform audits, and its members are not auditors or certifiers of such financial statements.
The Audit Committee reviewed with the Company’s independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the appropriateness, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee per the PCAOB Statement on Auditing Standards No. 1301. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to PCAOB Rule 3526 – Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.
In addition to its appointment, the Audit Committee is directly responsible for the oversight, compensation (including negotiation of audit fees), and retention of the Company’s independent accountants. The Audit Committee has adopted a policy for the pre-approval of services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Audit Committee: (i) annually pre-approves audit services and permitted non-audit services and fees and (ii) periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Audit Committee at its next meeting. The Audit Committee regularly monitors the audit, audit-related, tax and other non-audit services provided by the Company’s independent accountants, specifically considering any potential challenges to auditor independence in the short-term and long-term.
In performing its monitoring and oversight function, the Audit Committee has established procedures to receive and track the handling of complaints regarding accounting, internal control and auditing matters. The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee routinely meets with management, the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall appropriateness of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
AUDIT COMMITTEE
John L. Workman, Chair
Eugene J. Lowe, III
Patrick E. Miller
Richard R. Mudge

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be deemed incorporated by reference in any such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
Accounting Fees
The table below sets forth Deloitte & Touche LLP’s fees for fiscal years 2019 and 2018:

Description of Fees ($ in thousands)	2019	2018
Audit Fees (1)	$1,699	$1,761
Audit-Related Fees (2)	$4	$5
Tax Fees (3)	$33	$32
All Other Fees (4)	$—	$—
Total	$1,736	$1,798

(1)
These are fees for professional services for: (i) the audit of our annual financial statements in our Form 10-K filing and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (ii) the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)
These are fees for professional services with respect to tax compliance, advice and planning. Fees incurred principally relate to review of tax returns, preparation of tax returns and consultation with regard to various tax planning issues.

(4)	No fees were paid for miscellaneous other services that fall outside the other categories above this row.
Per the policy as described in the Audit Committee Report, the Audit Committee must pre-approve all audit services and permitted non-audit services and fees to be provided by our independent registered public accounting firm. All such services and fees, where applicable, provided by our independent registered public accounting firm during fiscal years 2019 and 2018, were pre-approved by the Audit Committee.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In this “say-on-pay” vote, we are asking for your advisory vote on the compensation of our NEOs as disclosed in this proxy statement. We currently hold our say-on-pay vote every year. At the 2019 Annual Meeting, our proposal for NEO compensation received the support of approximately 98% of the votes cast. The goals, philosophies and practices approved last year are fundamentally the same today.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe in pay-for-performance. Our executive compensation programs are designed to attract, motivate and retain executive officers who are critical to our success. We reward performance and provide compensation that aligns with the interests of our executives and stockholders. Our Compensation and Benefits Committee periodically reviews compensation programs for NEOs and structures them to align with our stockholders’ interests and current market practices. We emphasize at-risk compensation, in particular equity compensation, including PSU awards.
This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein. You have the opportunity to vote “FOR,” “AGAINST,” or “ABSTAIN.”
Our Compensation and Benefits Committee and our Board believe our process effectively implements our compensation philosophy. Accordingly, we ask you to vote “FOR” the following proposal:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”
In deciding how to vote on this proposal, you are encouraged to read the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section and the executive compensation tables and accompanying disclosures in this proxy statement, as well as the following:

•
Our long-term incentive program is designed to align each executive’s goals with the intermediate and long-term goals of our stockholders and our awards are comprised of PSUs (50%), which are only earned if performance goals are attained and vest over a three-year period; stock options (25%) which only have value if our share price increases; and time-based restricted stock awards (25%) which are subject to three-year cliff vesting.

•	Our pay-for-performance philosophy is evident in the composition of our NEOs’ compensation. As shown below, equity compensation is a significant percentage of our NEOs’ total compensation.

Name	2019 Equity Compensation *	2019 Total Compensation	Percentage of 2019 Total Compensation Attributable to Equity
Jennifer L. Sherman	$2,299,996	$4,769,299	48.2%
Mark D. Weber	$599,996	$1,771,793	33.9%
Ian A. Hudson	$524,994	$1,458,762	36.0%
Robert E. Fines	$199,993	$989,223	20.2%
Daniel A. DuPré	$299,993	$962,203	31.2%
* Includes stock options, PSUs and restricted stock

•
On an enterprise level, we set aggressive performance metrics for performance awards. Over the three-year period from 2017 to 2019, our Total Stockholder Return was 112%. As a result, consistent with our pay-for-performance philosophy, the PSUs initially granted to NEOs in 2017, which were tied to the same three-year period, were earned at the maximum level of 200% of target in 2019.

•
Our Compensation and Benefits Committee has taken a conservative approach with regard to base salaries. Base salaries of our NEOs are generally targeted at or below the 50th percentile of competitive market data.

•	We believe our pay practices are favorable to stockholders. For example:

•	Our 2015 Plan does not use liberal share counting;

•
Over the years, we have limited the perquisites available to our executive officers in a manner that we believe is friendly to stockholders. For example, since 2009, we have prohibited any tax gross-up payments, except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Only one of our NEOs is entitled to tax gross-up payments based on a grandfathered agreement;

•
Unless approved by our stockholders, since 2009, we have limited severance payments for NEOs to an amount not exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination or either of the immediate two preceding years; and (ii) either the NEO’s current target bonus, or the highest annual bonus awarded to the NEO in any of the three years preceding the year of termination;

•
Annual cash incentive payments are subject to a “clawback” policy under which the Company will require, to the extent practicable upon the occurrence of specified events, a Section 16 Officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus payment would have been less than the amount previously paid to such Section 16 Officer, taking into account the restated financial results or otherwise corrected performance results; and

•
Under the Company’s Executive General Severance Plan, we have limited certain benefits, prevented the payment of duplicative benefits, defined “Cause” (which results in ineligibility for benefits), reduced the ability of the executive to terminate for “Good Reason,” increased the Company’s flexibility to complete corporate transactions without triggering severance obligations, limited the group of employees eligible to participate, and implemented a one-year service requirement for eligibility (with certain limited grandfathering exceptions).

•
Our Section 16 Officers, selected key management personnel and other corporate officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between one and five times the executive’s base salary. Until the target ownership is met, our executive officers’ ability to sell shares of our common stock is limited. In addition, after achieving the ownership target, each executive officer must maintain his or her target ownership level (which is measured annually) and is required to hold at least 50% of the net shares received from exercised options or shares of restricted stock that are subject to a vesting schedule (over and above the target ownership level) for at least two years from the date of vesting.

•	The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.
For all of these reasons, we believe our executive compensation programs: (i) are well-designed; (ii) appropriately align executive pay with Company performance; and (iii) are designed to attract, motivate and retain individuals whose interests are aligned with our stockholders.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.
The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020
The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal year 2020. A resolution will be presented at the Annual Meeting to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2020.
The Audit Committee is responsible for appointing, retaining and overseeing the work of our independent registered public accounting firm. The Board considers the selection to be an important matter of stockholder concern and is submitting the selection for ratification by stockholders as a matter of good corporate practice.
Deloitte has served as our independent registered public accounting firm since 2013. In determining whether to retain Deloitte, the Audit Committee considered, among other things, its familiarity with the Company’s businesses and operations, its knowledge of the industry as a whole, its quality of communications with the Audit Committee, its ability to provide knowledgeable staff, its independence, objectivity, expertise and responsiveness. The Audit Committee, as well as the Board, also considered the length of Deloitte’s engagement with the Company, the amount of fees charged, and the stockholders’ prior ratification of Deloitte as the Company’s independent registered public accounting firm. Upon evaluating all of the foregoing, the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm in 2020 is in the best interests of the Company and its stockholders.
A representative of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires. The representative will also respond to any questions you may have.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy is required to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2020. If a majority of our shares does not ratify the selection of Deloitte, the Audit Committee will consider the result a recommendation to consider the selection of a different firm.
The Board recommends that you vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2020.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2019 with respect to the shares of common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plans Approved by Stockholders (1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2005 Executive Incentive Compensation Plan (2010 Restatement) (2)	1,077,470	$8.78	—
2015 Executive Incentive Compensation Plan (3)	1,246,812	$18.27	4,043,575
Total	2,324,282	$13.87	4,043,575

(1)	All of our equity compensation plans have been approved by our stockholders.

(2)	No additional incentive awards were available for grant under this plan after April 28, 2015.

(3)	“Full value” awards, which include restricted stock awards and PSUs, count as 2.05 shares against the remaining available shares for future issuance under this plan.
FUTURE STOCKHOLDER PROPOSALS
Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC and the Company’s By-Laws. For the proposal to be considered for inclusion in the proxy statement for the 2021 Annual Meeting of Stockholders, the proposal must be received on or before November 12, 2020.
Stockholder proposals not intended to be included in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2021 Annual Meeting, we must receive information relating to such other business by January 21, 2021, but not before December 22, 2020, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Stockholder proposals must also be in proper written form and meet the detailed disclosure requirements as described in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices at 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. Any proposals we do not receive in accordance with these standards will not be voted on at the 2021 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under the heading “Committees of the Board — Nominating and Governance Committee.”
OTHER BUSINESS
As of the date hereof, the foregoing is the only business which our Board and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the Annual Meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person(s) voting such proxy cards.

By order of the Board of Directors,

DANIEL A. DUPRÉ, Corporate Secretary
March 12, 2020

APPENDIX A
SEC REGULATION G NON-GAAP RECONCILIATION
As described further below, this proxy statement contains references to certain financial measures that are unaudited and are not in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company has provided this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance which management considers in operating the business.
This proxy statement includes references to adjusted EBITDA and the ratio of adjusted EBITDA to net sales (“adjusted EBITDA margin”) as additional measures which the Company believes are representative of its underlying performance and improve the comparability of results across reporting periods. The Company believes that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin are meaningful metrics to investors in evaluating the Company’s underlying financial performance. Adjusted EBITDA is a non-GAAP measure that represents the total of income from continuing operations, interest expense, pension settlement charges, hearing loss settlement charges, debt settlement charges, acquisition and integration-related expenses, restructuring activity, executive severance costs, purchase accounting effects, other expense/income, income tax expense, and depreciation and amortization expense, where applicable. Adjusted EBITDA margin is a non-GAAP measure that represents the total of income from continuing operations, interest expense, pension settlement charges, hearing loss settlement charges, debt settlement charges, acquisition and integration-related expenses, restructuring activity, executive severance costs, purchase accounting effects, other expense/income, income tax expense, and depreciation and amortization expense, where applicable, divided by net sales for the applicable period(s). Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin.
Effective January 1, 2019, the Company adopted the new lease accounting standard, which resulted in a change to the Company’s recognition of the deferred gain associated with historical sale lease-back transactions. Prior to 2019, the deferred gain, which initially totaled $29.0 million, was being recognized through the Consolidated Statement of Operations on a straight-line basis over the 15-year lease term. As a result, approximately $1.9 million of the deferred gain had been recognized each year since 2008. Effective in 2019, the Company no longer recognizes any portion of the gain through the Consolidated Statement of Operations, and recognized the remaining deferred gain balance, net of the related deferred tax asset, as a cumulative effect adjustment to opening retained earnings. To facilitate comparisons with prior periods, the Company has revised its previously-issued adjusted EBITDA and adjusted EBITDA margin for each of the three years in the period ended December 31, 2018 to exclude the recognition of this deferred gain.
The following table summarizes the Company’s adjusted EBITDA and adjusted EBITDA margin and reconciles income from continuing operations to adjusted EBITDA for each of the four years in the period ended December 31, 2019:

	Year Ended December 31,
($ in millions)	2019	2018	2017	2016
Income from continuing operations	$108.4	$93.7	$60.5	$39.4
Add:
Interest expense	7.9	9.3	7.3	1.9
Pension settlement charges	—	—	6.1	—
Hearing loss settlement charges	—	0.4	1.5	—
Debt settlement charges	—	—	—	0.3
Acquisition and integration-related expenses	2.5	1.5	2.7	1.4
Restructuring	—	—	0.6	1.7
Executive severance costs	—	—	0.7	—
Purchase accounting effects (a)	0.2	0.7	4.4	3.6
Other expense (income), net	0.6	0.6	(0.8)	1.8
Income tax expense	30.2	17.9	0.5	17.4
Depreciation and amortization	41.5	36.4	30.0	19.1
Adjusted EBITDA	$191.3	$160.5	$113.5	$86.6
Less: Deferred gain recognition (b)	—	(1.9)	(2.0)	(1.9)
Adjusted EBITDA, as revised	$191.3	$158.6	$111.5	$84.7

Net sales	$1,221.3	$1,089.5	$898.5	$707.9

Adjusted EBITDA margin	15.7%	14.7%	12.6%	12.2%
Adjusted EBITDA margin, as revised	15.7%	14.6%	12.4%	12.0%

(a)
Excludes purchase accounting effects reflected in depreciation and amortization of $0.6 million, $0.5 million, $0.4 million and $0.3 million for the years ended December 31, 2019, 2018, 2017 and 2016, respectively.

(b)
Adjustment to exclude recognition of deferred gain associated with historical sale lease-back transactions. Effective 2019, the Company will no longer recognize the gain due to the adoption of new lease accounting standard.

This proxy statement also includes references to adjusted income from continuing operations and adjusted earnings per share from continuing operations (“adjusted EPS”) as additional measures which the Company believes are representative of its underlying performance and which improve the comparability of results between reporting periods. During the four years in the period ended December 31, 2019, in determining adjusted income from continuing operations and adjusted EPS (non-GAAP measures), adjustments were made to reported GAAP income from continuing operations and diluted earnings per share from continuing operations to exclude the impact of restructuring activity, executive severance costs, acquisition and integration-related expenses, purchase accounting effects, pension settlement charges, hearing loss settlement charges and debt settlement charges, where applicable. In addition, during the four years in the period ended December 31, 2019, adjustments were made to reported GAAP income tax expense to exclude certain special tax items and the tax effects of the aforementioned items, where applicable. To facilitate comparisons with prior periods, the Company has revised its previously-issued adjusted income from continuing operations and adjusted EPS for each of the three years in the period ended December 31, 2018 to exclude the recognition of the deferred gain, discussed above.
The following table summarizes the Company’s adjusted income from continuing operations and adjusted EPS for each of the four years in the period ended December 31, 2019:

	Year Ended December 31,
($ in millions)	2019	2018	2017	2016
Income from continuing operations	$108.4	$93.7	$60.5	$39.4
Add:
Income tax expense	30.2	17.9	0.5	17.4
Income before income taxes	138.6	111.6	61.0	56.8
Add:
Restructuring	—	—	0.6	1.7
Executive severance costs	—	—	0.7	—
Acquisition and integration-related expenses	2.5	1.5	2.7	1.4
Purchase accounting effects (a)	0.8	1.2	4.8	3.9
Pension settlement charges	—	—	6.1	—
Hearing loss settlement charges	—	0.4	1.5	—
Debt settlement charges	—	—	—	0.3
Adjusted income before income taxes	$141.9	$114.7	$77.4	$64.1
Adjusted income tax expense (b) (c) (d) (e)	(31.8)	(27.2)	(26.3)	(22.1)
Adjusted income from continuing operations	$110.1	$87.5	$51.1	$42.0
Less:
Deferred gain recognition, net of income tax expense (f)	—	(1.5)	(1.3)	(1.3)
Adjusted income from continuing operations, as revised	$110.1	$86.0	$49.8	$40.7

	Year Ended December 31,
(dollars per diluted share)	2019	2018	2017	2016
EPS, as reported	$1.76	$1.53	$1.00	$0.64
Add:
Income tax expense	0.49	0.29	0.01	0.29
Income before income taxes	2.25	1.82	1.01	0.93
Add:
Restructuring	—	—	0.01	0.03
Executive severance costs	—	—	0.01	—
Acquisition and integration-related expenses	0.04	0.02	0.04	0.02
Purchase accounting effects (a)	0.01	0.02	0.08	0.06
Pension settlement charges	—	—	0.10	—
Hearing loss settlement charges	—	0.01	0.03	—
Debt settlement charges	—	—	—	0.01
Adjusted income before income taxes	$2.30	$1.87	$1.28	$1.05
Adjusted income tax expense (b) (c) (d) (e)	(0.51)	(0.44)	(0.43)	(0.36)
Adjusted EPS	$1.79	$1.43	$0.85	$0.69
Less:
Deferred gain recognition, net of income tax expense (f)	—	(0.02)	(0.02)	(0.02)
Adjusted EPS, as revised	$1.79	$1.41	$0.83	$0.67

(a)
Purchase accounting effects relate to adjustments to exclude the step-up in the valuation of equipment acquired in connection with recent acquisitions that was sold subsequent to the acquisition dates, as well as to exclude the depreciation of the step-up in the valuation of the rental fleet acquired in the Joe Johnson Equipment acquisition.

(b)
Adjusted income tax expense for the year ended December 31, 2019 excludes a $0.8 million benefit from changes in state deferred tax valuation allowances. Adjusted income tax expense for the year ended December 31, 2019 also excludes the tax effects of acquisition and integration-related expenses and purchase accounting effects.

(c)
Adjusted income tax expense for the year ended December 31, 2018 excludes an $8.6 million net tax benefit associated with tax planning strategies. Adjusted income tax expense for the year ended December 31, 2018 also excludes the tax effects of acquisition and integration-related expenses, purchase accounting effects and hearing loss settlement charges.

(d)
Adjusted income tax expense for the year ended December 31, 2017 excludes a $20.0 million net tax benefit, representing the impact of the 2017 Tax Act, and a $0.8 million benefit from changes in state deferred tax valuation allowance. Adjusted income tax expense for the year ended December 31, 2017 also excludes $0.6 million of tax expense associated with a change in the enacted state tax rate in Illinois, and the tax effects of restructuring activity, executive severance costs, acquisition and integration-related expenses, purchase accounting effects, hearing loss settlement charges and pension settlement charges.

(e)
Adjusted income tax expense for the year ended December 31, 2016 excludes a $2.2 million net benefit resulting from changes in deferred tax valuation allowances in Canada and the U.K. Adjusted income tax expense for the year ended December 31, 2016 also excludes the tax effects of restructuring activity, acquisition and integration-related expenses, purchase accounting effects and debt settlement charges.

(f)
Adjustment to exclude recognition of deferred gain associated with historical sale lease-back transactions. Effective 2019, the Company will no longer recognize the gain due to the adoption of new lease accounting standard.

FEDERAL SIGNAL CORPORATION ATTN: DANIEL A. DUPRÉ 1415 W. 22ND STREET, STE. 1100 OAK BROOK, IL 60523-2004
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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 20, 2020 for shares held directly and by 11:59 P.M. ET on April 16, 2020 for shares held in the Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
1.	Election of Eight Directors	☐	☐	☐
Nominees:
01) Eugene J. Lowe, III		05) William F. Owens
02) Dennis J. Martin		06) Brenda L. Reichelderfer
03) Patrick E. Miller		07) Jennifer L. Sherman
04) Richard R. Mudge		08) John L. Workman

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	Approve, on an advisory basis, the compensation of our named executive officers.					☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as Federal Signal Corporation’s independent registered public accounting firm for fiscal year 2020.					☐	☐	☐

NOTE: This proxy also may be voted in the discretion of the proxies on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY

The undersigned having received the notice of the 2020 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Daniel A. DuPré and Kelly L. Burke, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR ALL” of the Company’s director nominees in Proposal 1; (b) “FOR” Proposal 2; and (c) “FOR” Proposal 3. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal Corporation Retirement Savings Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 P.M. ET on April 16, 2020 you will be treated as directing the Plan’s Trustee to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. The meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/FSS2020 and in person at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, IL 60523.

              Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side